                                                                    EXHIBIT 10.4

                         AGREEMENT AND PLAN OF MERGER

                                      AND

                               ASSET CONTRIBUTION


                                     AMONG

                     OCCIDENTAL PETROCHEM PARTNER 1, INC.,


                     OCCIDENTAL PETROCHEM PARTNER 2, INC.,


                            OXY PETROCHEMICALS INC.,


                               PDG CHEMICAL INC.


                                      AND


                             EQUISTAR CHEMICALS, LP



                              DATED: MAY 15, 1998

                               TABLE OF CONTENTS
                               -----------------

                                                                           PAGE
                                                                           ----

SECTION 1 THE MERGER                                                         2
    1.1   The Merger                                                         2
    1.2   Effects of the Merger                                              2
    1.3   Closing; Effective Time                                            2
    1.4   Certificate of Limited Partnership; Partnership Agreement;
           Partnership Governance Committee                                  3
    1.5   Conversion of Certificates                                         3
    1.6   Exchange of Certificates                                           3
    1.7   Transfer of Excluded Assets                                        4
    1.8   Assumption of Excluded Liabilities                                 4
    1.9   Transfer of Oxy Petrochemicals Assets                              4

SECTION 2 CONTRIBUTION OF ASSETS; ASSUMPTION OF CERTAIN
           LIABILITIES                                                       5
    2.1   Transfer of Assets                                                 5
    2.2   Excluded Assets                                                    6
    2.3   Instruments of Conveyance and Assignment                           7
    2.4   Further Assurances                                                 8
    2.5   Assumption of Liabilities                                          9
    2.6   Excluded Liabilities                                              10
    2.7   Master Intellectual Property Agreement                            11
    2.8   Employee Matters                                                  11
    2.9   Joint Contracts                                                   17

SECTION 3 REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS                18
    3.1   Due Organization; Good Standing and Power                         18
    3.2   Authorization and Validity of Agreements                          18
    3.3   No Consents Required; No Conflict with Instruments to which a
           Contributor is a Party                                           18
    3.4   Employee Benefits                                                 19
    3.5   Title to Assets; Absence of Liens and Encumbrances; Leases        20
    3.6   Title Matters; Defects in Improvements                            21
    3.7   Working Capital                                                   21
    3.8   Technology and Similar Rights                                     21
    3.9   Government Licenses, Permits and Related Approvals                22
    3.10  All Necessary Assets                                              22
    3.11  Conduct of Business in Compliance with Regulatory and Contractual
           Requirements                                                     22
    3.12  Legal Proceedings                                                 22
    3.13  [Reserved]                                                        22

       3.14  Tax Matters                                                    22
       3.15  [Reserved]                                                     22
       3.16  HSE Matters                                                    22
       3.17  Investigation to Acquire Knowledge                             23

SECTION 3A   ADDITIONAL REPRESENTATIONS AND WARRANTIES OF
             OXY CH SUB                                                     24
       3A.1  Capitalization.                                                24
       3A.2  Ownership of Common Stock                                      24
       3A.3  No Undisclosed Liabilities                                     24

SECTION 4    REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP              24
       4.1   Due Organization; Good Standing and Power                      24
       4.2   Authorization and Validity of Agreement                        25
       4.3   No Consents Required; No Conflict with Instruments to which
              the Partnership is a Party                                    25

SECTION 5    COVENANTS SUBSEQUENT TO CLOSING DATE                           25
       5.1   Access to Information                                          25
       5.2   Mail or Other Communications                                   26
       5.3   Use of Trade Name                                              26
       5.4   Closing Date Balance Sheet                                     26
       5.5   [Reserved]                                                     26
       5.6   Collection of Accounts Receivable                              26
       5.7   Reimbursement for Prepaid Expenses                             27

SECTION 6    SURVIVAL AND INDEMNIFICATION                                   27
       6.1   Survival Limitations                                           27
       6.2   Indemnification                                                27
       6.3   Procedures                                                     30
       6.4   Subrogation                                                    32
       6.5   Claims for HSE Work                                            32
       6.6   EXTENT OF INDEMNIFICATION                                      33

SECTION 7    MISCELLANEOUS                                                  33
       7.1   Construction                                                   33
       7.2   Payment of Certain Expenses and Taxes                          33
       7.3   Notices                                                        34
       7.4   [Reserved]                                                     35
       7.5   Binding Effect; Benefit                                        35
       7.6   Occasional and Bulk Sales                                      35
       7.7   Assignability                                                  35
       7.8   Amendment; Waiver                                              36
       7.9   Dispute Resolution                                             36

     7.10   Severability                                                   36
     7.11   Counterparts                                                   36
     7.12   APPLICABLE LAW                                                 36
     7.13   JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVER            36
     7.14   WAIVER OF JURY TRIAL                                           37

SECTION 8   DEFINITIONS                                                    37

                  LIST OF SCHEDULES AND EXHIBITS TO AGREEMENT

                                   Schedules

Schedule A                    Contributed Business
Schedule 2.1(a)               Fee Interests
Schedule 2.1(b)               Leases
Schedule 2.1(d)               Equipment
Schedule 2.1(k)               Contributed Subsidiaries
Schedule 2.2(c)               Excluded Tradenames and Logos
Schedule 2.2(h)               Certain Excluded Assets
Schedule 2.5(a)(vii)          Assumed Indebtedness
Schedule 2.5(a)(x)            Assumed Long-Term Liabilities
Schedule 2.8(b)               Basic Severance
Schedule 3                    Disclosure Schedule

                                  Appendices

Appendix A                    Dispute Resolution Procedures


                                    Exhibits
                                    --------

Exhibit A                     Form of Assignment of Lease and Act of Exchange
Exhibit B                     Form of Assignment of Leases
Exhibit C                     Form of Bill of Sale and Assignment
Exhibit D                     Form of Trademark License
Exhibit E                     Form of Patent Assignment
Exhibit F                     Form of Partnership Assumption Agreement
Exhibit G                     Form of Master Intellectual Property Agreement
Exhibit H                     Form of Assignment of Partnership Interests
Exhibit I                     Form of Assignment of Excluded Assets of Oxy
                               Petrochemicals
Exhibit J                     Form of Oxy CH Sub Assumption Agreement
Exhibit K                     Form of $419,700,000 Promissory Note

                         AGREEMENT AND PLAN OF MERGER

                                      AND

                               ASSET CONTRIBUTION


     This AGREEMENT AND PLAN OF MERGER AND ASSET CONTRIBUTION (this "Agreement"), dated as of May 15, 1998, is entered into among Occidental Petrochem Partner 1, Inc., a Delaware corporation ("Occidental Chemical Sub"), Occidental Petrochem Partner 2, Inc., a Delaware corporation ("Oxy CH Sub"), Oxy Petrochemicals Inc., a Delaware corporation ("Oxy Petrochemicals"), PDG Chemical Inc., a Delaware corporation ("PDG Chemical"), and Equistar Chemicals, LP, a Delaware limited partnership (the "Partnership").

     The definitions of capitalized terms used in this Agreement, including the appendices hereto, are set forth in Section 8 hereof.

     WHEREAS, Oxy Petrochemicals is a direct wholly owned subsidiary of Oxy CH Sub, Oxy CH Sub is a direct wholly owned subsidiary of Oxy CH Corporation, a California corporation ("Oxy CH") and Oxy CH is a wholly owned indirect subsidiary of Occidental Petroleum Corporation, a Delaware corporation ("Occidental").

     WHEREAS, the Partnership, Occidental, Lyondell Petrochemical Company and Millennium Chemicals, Inc. are parties to that certain Master Transaction Agreement of even date (the "Master Transaction Agreement").

     WHEREAS, Occidental Chemical Sub, PDG Chemical and Oxy CH Sub will be admitted as partners in the Partnership upon the Closing pursuant to an Amended and Restated Agreement of Limited Partnership of the Partnership.

     WHEREAS, Occidental Chemical Sub wishes to contribute certain assets and a lease of certain other assets, in each case subject to certain liabilities associated with the olefins, polyolefins and related petrochemicals businesses to the Partnership, and the Partnership wishes to accept such assets and lease and assume such liabilities, all upon the terms and conditions hereinafter set forth.

     WHEREAS, PDG Chemical wishes to contribute all of its right, title and interest in and to PD Glycol, a Texas limited partnership ("PD Gylcol"), and the Partnership wishes to accept such right, title and interest, all upon the terms and conditions hereinafter set forth. Occidental Chemical Sub and PDG Chemical, collectively or individually as the context may require, are referred to herein as the "Asset Contributors."

     WHEREAS, the respective Boards of Directors of Oxy Petrochemicals and Oxy CH Sub and the Partnership Governance Committee of the Partnership deem it advisable and in the best interest of their respective entities that Oxy Petrochemicals merge with and into the Partnership (the "Merger"), upon the terms and conditions of this Agreement, and the applicable provisions of the laws of the State of Delaware. The Asset Contributors and Oxy Petrochemicals, collectively or individually as the context may require, are referred to herein as the "Contributors."

     WHEREAS, upon the Closing, the Partnership will consummate certain transactions and enter into certain agreements as provided for in the Master Transaction Agreement.

     NOW THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto, it is hereby agreed as follows:

                                   SECTION 1
                                  THE MERGER

      1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the provisions of the DGCL, at the Effective
Time, Oxy Petrochemicals shall be merged with and into the Partnership, and the separate corporate existence of Oxy Petrochemicals shall cease and the Partnership shall continue as the surviving entity (hereinafter sometimes referred to as the "Surviving Partnership") under the laws of the State of Delaware under the name of "Equistar Chemicals, LP".

      1.2 Effects of the Merger. The Merger shall have the effects provided therefor by the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time:

     (a) All of the assets, properties, rights, privileges, powers and franchises of a public as well as a private nature of Oxy Petrochemicals of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located shall be taken and deemed to be transferred to, and vested in, the Surviving Partnership without further act or deed; and all such assets, properties, rights, privileges, powers and franchises and all and every other interest shall be thereafter the property of the Surviving Partnership, as such interests were the property of Oxy Petrochemicals.

     (b) The Surviving Partnership shall be subject to all of the restrictions, disabilities and duties of Oxy Petrochemicals and the debts, liabilities and duties of Oxy Petrochemicals shall attach to the Surviving Partnership and the Surviving Partnership agrees to pay, perform and discharge all such debts, liabilities and duties when due.

      1.3 Closing; Effective Time.

     (a) The consummation of the transactions contemplated by Sections 1 and 2 hereof is referred to as the "Closing." Subject to the terms and conditions hereof, the Closing shall take place at the office of Baker & Botts, L.L.P., One Shell Plaza, 910 Louisiana, Houston Texas 77002-4995, at 10:00 a.m. local time on the date hereof (the "Closing Date"), or (ii) such other place or date as may be agreed to by the Partnership and Oxy CH Sub.

     (b) Subject to the terms and provisions of this Agreement, there shall be filed with the Secretary of State of the State of Delaware (the "Secretary of State"), on the Closing Date, a certificate of merger with respect to the Merger in such form as required by, and executed in accordance with, the applicable
provisions of the DGCL.   Such certificate of merger shall designate that the
Merger shall become effective as of the time (the "Effective Time") that such certificate of merger is so filed with the Secretary of State.

      1.4 Certificate of Limited Partnership; Partnership Agreement;
Partnership Governance Committee. The certificate of limited partnership of the Surviving Partnership from and after the Effective Time shall be the Amended Certificate of Limited Partnership filed contemporaneously with the filing of the certificate of merger referenced herein, continuing until thereafter amended in accordance with the provisions provided by the DRULPA. The partnership agreement of the Surviving Partnership from and after the Effective Time shall be the Amended and Restated Agreement of Limited Partnership executed and delivered on the Closing Date, continuing until thereafter amended in accordance with the terms therein and as provided by the DRULPA. The Partnership Governance Committee of the Partnership as of the Closing Date shall be designated in accordance with such Amended and Restated Agreement of Limited Partnership.

      1.5 Conversion of Certificates.   As of the Effective Time, by virtue of
the Merger and without any action on the part of any Party or the holder of any of the following securities, the following shall occur:

          (a) Oxy Petrochemicals Common Stock. The aggregate of all of the common stock, par value $300.00, of Oxy Petrochemicals (the "Oxy Petrochemicals Common Stock") shall be converted into the right to receive (i) Oxy CH Sub's limited partnership interest in the Partnership as set forth in the Amended and Restated Agreement of Limited Partnership of the Partnership and (ii) a promissory note of the Partnership in the form of Exhibit K. All such shares of Oxy Petrochemicals Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the limited partnership interest and note to be issued pursuant to this Section 1.5(a) with respect thereto upon the surrender of such certificate in accordance with Section 1.6, without interest.

          (b) Cancellation of Other Capital Stock of Oxy Petrochemicals. All shares of capital stock of Oxy Petrochemicals that are owned directly or indirectly by Oxy Petrochemicals shall be canceled and no stock or other consideration shall be delivered in exchange therefor.

      1.6 Exchange of Certificates.

     (a) Oxy Petrochemicals Common Stock. At the Closing, Oxy CH Sub shall deliver to the Partnership, subject to the terms of this Agreement, all certificates representing each share of Oxy Petrochemicals Common Stock together with duly executed stock powers endorsed to the Partnership or other assignments or instruments of conveyance and transfer, in form and substance satisfactory to the Partnership and its counsel, as shall be effective to vest in the Partnership at the

Effective Time, all of Oxy CH Sub's right, title and interest in and to such shares of Oxy Petrochemicals Common Stock. Until surrendered to the Partnership pursuant to this Section 1.6, each such certificate shall, at and after the Effective Time, represent for all purposes only the right to receive the consideration provided for in Section 1.5(a). The certificates representing shares of Oxy Petrochemicals Common Stock so surrendered shall be canceled as of the Effective Time.

     (b) No Further Ownership Rights in Capital Stock of Oxy Petrochemicals. The limited partnership interest in the Partnership and the note delivered upon the surrender for exchange of shares of Oxy Petrochemicals in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such securities, and following the Effective Time, no Person shall have any further rights to, or ownership in, shares of capital stock of Oxy Petrochemicals. There shall be no further registration of transfers on the stock transfer books of Oxy Petrochemicals of the shares of capital stock of Oxy Petrochemicals which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates for shares of the capital stock of Oxy Petrochemicals are presented to the Surviving Partnership for any reason, such certificates shall be canceled.

     (c) No Liability. Notwithstanding anything to the contrary in this Section 1, neither the Surviving Partnership nor any other party shall be liable to a holder of shares of any of the capital stock of Oxy Petrochemicals for any amount paid to a public official pursuant to and in compliance with any applicable abandoned property, escheat or similar law.

      1.7 Transfer of Excluded Assets. It is expressly understood that, immediately prior to the Effective Time, any and all assets of Oxy Petrochemicals included in the Excluded Assets pursuant to Section 2.2 shall have been contributed, conveyed, assigned or transferred by Oxy Petrochemicals to Oxy CH Sub pursuant to an assignment in the form attached as Exhibit I (the "Excluded Asset Assignment") and shall not be part of the assets deemed transferred to the Partnership pursuant to the Merger.

      1.8 Assumption of Excluded Liabilities. It is expressly understood that, immediately prior to the Effective Time, any and all obligations and liabilities of Oxy Petrochemicals included in the Excluded Liabilities pursuant to Section
2.6 shall be assumed by Oxy CH Sub pursuant to an assumption agreement in the form attached as Exhibit J ("Oxy CH Sub Assumption Agreement").

      1.9 Transfer of Oxy Petrochemicals Assets. Notwithstanding that pursuant to Section 1.2, title to the Assets of Oxy Petrochemicals shall be deemed transferred from Oxy Petrochemicals to the Partnership as of the Effective Time, as between the parties hereto, the benefits and burdens associated with ownership of such Assets shall be deemed to have been transferred effective as of the Asset Transfer Effective Time.

                                   SECTION 2
           CONTRIBUTION OF ASSETS; ASSUMPTION OF CERTAIN LIABILITIES

      2.1 Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, on the date hereof and effective as of the Asset Transfer Effective Time, each Asset Contributor is contributing, conveying, assigning, transferring and delivering to the Partnership, or shall cause to be contributed, conveyed, assigned, transferred and delivered to the Partnership, and the Partnership shall accept, acquire and assume all of the assets, rights, and properties used or held for use in the contemplated operation and conduct of the Contributed Business of every kind, nature, character and description, tangible and intangible, real, personal or mixed, whether held by such Asset Contributor or an Affiliate thereof, wherever located other than the Excluded Assets (provided that the assets of Oxy Petrochemicals are being transferred to the Partnership pursuant to the Merger); and which conveyance, subject to
Section 2.2, shall include, without limitation, the following:

     (a) All right, title and interest of such Asset Contributor and any Affiliate thereof in the Fee Interests;

     (b) All right, title and interest of such Asset Contributor and any Affiliate thereof under the Leaseholds;

     (c) All right, title and interest of such Asset Contributor and any Affiliate thereof, if any, in the Associated Rights, including, without limitation, all contracts, easements, rights-of-way, permits, licenses and leases and other similar rights for related equipment, power and communications cables, and other related property and equipment used principally in the normal operation and conduct of the Contributed Business;

     (d) All of the right, title and interest of such Asset Contributor and any Affiliate thereof in the Equipment and all warranties and guarantees, if any, express or implied, existing for the benefit of such Asset Contributor or any Affiliate thereof in connection with the Equipment to the extent assignable;

     (e) Subject, to the extent applicable, to Section 5.3, all of the right, title and interest of such Asset Contributor and any Affiliate thereof in the Unrecorded Assets;

     (f) All of the right, title and interest of such Asset Contributor and any Affiliate thereof in any Contributed Contracts;

     (g) Any right, title and interest of such Asset Contributor in any Trademarks to the extent used or contemplated to be used principally in the normal operation and conduct of the Contributed Business;

     (h) All Government Licenses that are transferable and as to which Consents to transfer are obtained where required;

     (i) The Inventory, Stores Inventory and Prepaid Expenses;

     (j) Subject to Section 5.6, Accounts Receivable together with any reserve or allowance for doubtful accounts, returned products or potential price adjustment;

     (k) All right, title and interest of such Asset Contributor and any Affiliate thereof in the subsidiaries listed on Schedule 2.1(k) (the "Contributed Subsidiaries");

     (l) All claims and rights against third parties (including, without limitation, insurance carriers, indemnitors, suppliers and service providers) to the extent, but only to the extent that, they relate to the Assumed Liabilities; provided, however, that to the extent that any claims or rights of such Asset Contributor against any third parties are not assigned to the Partnership, and the partnership incurs Liabilities that would create such claims or rights on behalf of such Asset Contributor, such Asset Contributor shall enforce such claims or rights for the benefit (and at the cost) of the Partnership to the extent it may lawfully do so, except that the Asset Contributor shall not be required to enforce insurance claims against fronting, captive or retrospectively rated policies which would ultimately result in such claims being ultimately borne, directly or indirectly, by the Asset Contributor;

     (m) A fifty percent (50%) interest in PD Glycol, a Texas limited partnership;

     (n) Any claims of the Contributors against Union Pacific for service delays related to the Contributed Business; and

     (o) Any other asset of such Asset Contributor or its Affiliate contributed to the Partnership pursuant to the terms of this Agreement.

      2.2 Excluded Assets. It is expressly understood and agreed that the Assets shall not include the following (the "Excluded Assets"):

     (a) Except as otherwise provided in Section 2.1(j), cash and cash equivalents or similar type investments, such as certificates of deposit, Treasury bills and other marketable securities;

     (b) Except as may be agreed pursuant to Section 2.8(g), any assets of any qualified or non-qualified pension or welfare plans or other deferred compensation arrangements maintained by any Contributor or any Affiliate thereof for employees of such Contributor or any Affiliate thereof prior to the Closing Date;

     (c) Any of the Contributors' or any Affiliates' right, title and interest in and to (i) the names and logos set forth on Schedule 2.2(c) and any other statutory names, trade names or trademarks, indications or descriptions of which such names or any name similar thereto forms a part and (ii) any other trade names, trademarks, trademark registrations or trademark applications, copyrights, copyright applications or copyright registrations or any derivative thereof or design used in connection therewith that are not used principally in the normal operation and conduct of and are not uniquely applicable to the Contributed Business;

     (d) All claims and rights against third parties (including, without limitation, insurance carriers, indemnitors, suppliers and service providers), to the extent they do not relate to the Assumed Liabilities;

     (e) Claims for refunds of Taxes for time periods ending on or before the Closing Date, which Taxes remain the liability of the Contributor under this Agreement;

     (f) Subject to the Master Intellectual Property Agreement, any and all of the Intellectual Property and Trademarks of a Contributor or any Affiliate thereof to the extent not used principally in the normal operation and conduct of or to the extent not applicable to the Contributed Business;

     (g) All items sold in the ordinary course of business prior to the Closing Date, none of which individually or in the aggregate are material to the normal operation and conduct of the Contributed Business;

     (h) The tangible assets, intangible assets, real properties, contracts and rights, described in Schedule 2.2(h);

     (i) All assets of Oxy Petrochemicals not used or held for use in the contemplated operation and conduct of the Contributed Business;

     (j) Any claims of the Contributors against Union Pacific for service delays not related to the Contributed Business; and

     (k)  The Lake Charles Leased Assets.

      2.3 Instruments of Conveyance and Assignment.  On the Closing Date:

     (a) Occidental Chemical Sub shall deliver or cause to be delivered to the Partnership, as needed, (i) an Assignment of Lease and Act of Exchange for the Lake Charles Lease being assigned pursuant to this Section 2 in substantially the form attached hereto as Exhibit A ("Assignment of Lake Charles Lease"), (ii) an assignment of leases for such other Leases being assigned pursuant to this
Section 2 in substantially the form attached hereto as Exhibit B (the "Assignment of Leases"), (iii) a bill of sale and assignment in substantially the form attached hereto as Exhibit C (the "Bill of Sale and Assignment") conveying title to the Assets (other than the Fee Interests, Leaseholds and Lake Charles Leased Assets) being conveyed pursuant to this Section 2 and assigning the Contracts of such Asset Contributor or its Affiliates, (iv) a license of certain trademarks in substantially the form attached hereto as Exhibit D (the "Trademark License") and (v) an assignment of patent rights, licenses and applications included in the Assets conveyed pursuant to this Section 2 in substantially the form attached hereto as Exhibit E (the "Patent Assignment"); and

     (b) Each Asset Contributor shall transfer to the Partnership the originals (to the extent such Contributor or any Affiliate thereof possesses an original and retained no rights thereunder after the Closing Date) or copies, as appropriate, of the Contributed Contracts and the originals or copies, as appropriate, of all current records, files and other data that relate to the Assets and that are necessary for continuing the normal operation and conduct of the Contributed Business by the Partnership.

     (c) PDG Chemical shall deliver or cause to be delivered to the Partnership an assignment of partnership interests in substantially the form attached hereto as Exhibit H ("Assignment of Partnership Interests").

      2.4 Further Assurances.

     (a) On and from time to time after the Closing Date, each Asset Contributor and Oxy CH Sub will execute and deliver, or cause to be executed and delivered, such other instruments of conveyance, assignment, transfer and delivery as the Partnership may reasonably request in order to fulfill and implement the terms of this Agreement, to vest in the Partnership title to the Assets, to confirm the assumption of Excluded Liabilities or to enable the Partnership to continue the normal operation and conduct of the Contributed Business and otherwise to realize the benefits intended to be afforded hereby.

     (b) On and from time to time after the Closing Date, the Partnership will execute and deliver, or cause to be executed and delivered, such other instruments of assumption, conveyance, assignment, transfer, power of attorney or assurance as the Asset Contributors and Oxy CH Sub may reasonably request in order to fulfill and implement the terms of this Agreement, to vest in the Partnership all of the Assumed Liabilities, to confirm the transfer of Excluded Assets or to enable the Asset Contributors and Oxy CH Sub to realize the benefits intended to be afforded hereby.

     (c) Notwithstanding any other provision of this Agreement to the contrary, the Partnership and each Asset Contributor acknowledge and agree that any Government Licenses, Contributed Contracts, warranties or other Assets related to the Contributed Business and required to be conveyed pursuant to this Agreement which by their terms require Consent from any other unaffiliated contracting party thereto shall not be assigned to the Partnership unless any such Consent has been obtained prior to the Closing Date. Following the Closing, the Partnership and each Asset Contributor shall cooperate with each other and use commercially reasonable efforts to obtain those Consents that were not obtained prior to the Closing and (i) if such Consents are obtained following the Closing, the Partnership and the Asset Contributors shall execute and deliver any other and further instruments of assignment, assumption, transfer and conveyance and take such other and further action as the Partnership may reasonably request in order to vest in the Partnership any Government Licenses, Contributed Contracts, warranties or other Assets to which such Consents relate and (ii) pending such transfer or issuance to the Partnership, shall provide, to the extent it may lawfully do so, the Partnership with the benefits of any such Government Licenses, Contributed Contracts, warranties or other Assets, in which case, the Partnership shall promptly assume and discharge (or reimburse the Asset Contributors or their Affiliates for) all obligations and liabilities associated with the benefits of such Government Licenses, Contributed Contracts, warranties or other Assets so made available to the Partnership. If an Asset Contributor obtains a Consent to assign any Government Licenses, Contributed Contracts, warranties or other Assets related to the Contributed Businesses and required to be conveyed pursuant to this Agreement after the Closing, each such Government License, Contributed Contract, warranty or other Asset shall be deemed to be assigned to the Partnership promptly after such Consent is obtained.

     (d) Following the Closing, the Asset Contributors, Oxy CH Sub and the Partnership shall cooperate in good faith and in a commercially reasonable manner with respect to all matters pertinent to the carrying into effect of this Agreement and the discharge by each party of its obligations and liabilities hereunder and thereunder, and shall furnish to each other such information, cooperation and assistance as reasonably may be requested in connection with the foregoing, including any and all financial information necessary for the Partnership's operation of the Contributed Business or required for financial reporting or other purposes.

      2.5 Assumption of Liabilities.

     (a) On the terms and subject to the conditions, including  Sections 1.2,
2.8 and 6.2, set forth in this Agreement, on the Closing Date, the debts, liabilities and obligations of each Contributor and its Contributed Subsidiaries set forth in this Section 2.5 shall be assumed by the Partnership in connection with the transfer of Assets to it, and the Partnership agrees to pay, perform and discharge all such debts, liabilities and obligations when due:

          (i) All obligations arising on or after the Closing Date under the Lake Charles Lease, the Contributed Contracts and Leases that are assigned to the Partnership hereunder unless and to the extent that such obligation arises out of a violation of such Lake Charles Lease, Contributed Contract or Lease prior to the Closing Date;

          (ii) All obligations under purchase orders accepted by a Contributor or its Contributed Subsidiaries in the ordinary course of business of the Contributed Business prior to the Closing Date that are not filled as of the Closing Date;

          (iii) Trade Accounts Payable;

          (iv) All obligations and liabilities, of every kind and nature, without limitation, arising out of, in connection with or related to the ownership, operation or use on or after the Closing Date of the Assets or the Contributed Business;

          (v) Seven Year PCCL Claims to the extent the aggregate thereof borne by the Partnership does not exceed $7,000,000;

          (vi) Third Party Claims that are related to Pre-Closing Contingent Liabilities and that are first asserted seven years or more after the Closing Date;

          (vii) The obligations for indebtedness described on Schedule 2.5(a)(vii);

          (viii) [RESERVED];

          (ix) All Liabilities associated with products sold after the Closing Date regardless of when manufactured;

          (x) The long-term liabilities set forth on Schedule 2.5(a)(x); and

          (xi) Any other Liability specifically assumed by the Partnership pursuant to the terms of this Agreement.

The liabilities and obligations assumed by the Partnership pursuant to this Section are sometimes hereinafter referred to collectively as the "Assumed Liabilities."

     (b) On the Closing Date, the Partnership shall deliver to each Asset Contributor an instrument of assumption of the Assumed Liabilities substantially in the form attached hereto as Exhibit F (the "Partnership Assumption Agreement").

      2.6 Excluded Liabilities. Each Contributor or Affiliate thereof, as applicable, shall remain liable for (or, in the case of Oxy Petrochemicals, Oxy CH Sub shall assume in accordance with Section 1.8), and each Asset Contributor and Oxy CH shall indemnify and hold harmless the Partnership in accordance with
Section 6.2 against, any liability or obligation of such Contributor or Affiliate thereof, of whatever nature, whether presently in existence or arising hereafter, whether known or unknown, or whether absolute or contingent, that does not constitute an Assumed Liability (all such liabilities and obligations being herein referred to as the "Excluded Liabilities"), including the following:

          (i) Any Pre-Closing Contingent Liability that is not an Assumed Liability;

          (ii) any obligation or liability relating to the Excluded Assets;

          (iii) any obligation (A) for the payment of severance benefits to employees of a Contributor or any of its Affiliates except as set forth in Sections 2.8(b) or (c), (B) attributable to a Contributor's or any of its Affiliates' employment of any employee, agent or independent contractor prior to the Expiration Date or (C) any obligation or liability assumed by the Contributors pursuant to Section 2.8; and

          (iv) all Taxes imposed on Oxy Petrochemicals or any of its Affiliates that would not be assumed by the Partnership if Oxy Petrochemicals were contributing its Assets to the Partnership and remaining in existence as a member of its current affiliated group.

      2.7 Master Intellectual Property Agreement. On the Closing Date, the Partnership and Occidental Chemical Corporation, a New York corporation ("OCC"), shall execute and deliver a master intellectual property agreement (the "Master Intellectual Property Agreement") in substantially the form attached hereto as Exhibit G providing, among other things, the following:

     (a) Non-exclusive, royalty-free licenses to the Partnership of any Intellectual Property used, contemplated for use or that could be used, in the Contributed Business that is not conveyed to the Partnership pursuant to Section
1.2 or  2.1.

     (b) Non-exclusive, royalty-free licenses to OCC or its Affiliates of any Contributed Intellectual Property acquired by the Partnership pursuant to
Section 1.2 or 2.1 of this Agreement used, contemplated for use or that could be used in the business of OCC or its Affiliates.

     (c) The assignment of the Contributed Intellectual Property to the Partnership.

      2.8 Employee Matters.

     (a) "Employees" shall mean all employees of a Contributor or an Affiliate whose work relates primarily to the Assets or the Contributed Business and who are immediately prior to the Closing in the active employment of a Contributor or an Affiliate. A true and complete list of names; positions; salaries or hourly wage rates, as applicable; years of service, and the last bonus of the Employees shall be provided by a Contributor or its designee to the Partnership from time to time up to the Closing. In accordance with and subject to Section
3.6 of the Master Transaction Agreement, as of the Expiration Date, the Partnership shall offer employment to certain Employees who are immediately prior to the Expiration Date in the active employment of a Contributor or an Affiliate pursuant to a schedule prepared by the Contributors prior to the Closing Date and agreed to by the Partnership. The Partnership agrees that no Employee will fail to receive an offer of employment from the Partnership unless the Contributor or Affiliate employing such Employee has given its approval, which approval shall not be unreasonably withheld. Any such Employee that accepts such offer is herein called a "Partnership Employee." Partnership Employees shall be employed effective as of the Expiration Date, except as otherwise provided in Section 2.8(e). The Contributors agree that, from the Expiration Date until December 31, 1998, the Contributors, Occidental or an Affiliate shall provide payroll services and benefit plan administration for Partnership Employees, subject to the terms of any agreement for transition services between the Partnership and OCC.

     (b) Except with respect to employees of a Contributor or any Affiliate thereof located in Occidental's Dallas, Texas facility ("Non-Plant Employees"), if, within six months after the Expiration Date or in anticipation of the Expiration Date, a Contributor or any Affiliate thereof terminates (other than for cause) the employment of any Employee who does not become a Partnership Employee, then the Partnership will pay to such Contributor an amount, not to exceed the Basic Severance, to the extent such Contributor or any Affiliate thereof pays severance to such employee under any plan or policy of the Contributor or Affiliate. "Basic Severance" means a severance payment according to the severance pay formula as set forth in Schedule 2.8(b). The

Contributors shall remain responsible for all severance and other compensation or payment to Non-Plant Employees who do not become Partnership Employees and for bonus or other executive compensation, if any, to plant employees covered by Occidental's bonus or executive compensation programs. The Contributors shall pay bonus or executive compensation payable to Partnership Employees on a pro-rata basis determined based on the Partnership Employee's months of employment with a Contributor prior to the Expiration Date.

     (c) Any Partnership Employee whose employment is terminated by the Partnership (other than for cause) within six months after the Expiration Date shall be entitled to receive a severance benefit from the Partnership equal to the Basic Severance (which, for purposes of calculating service time, shall include the employee's time of service with a Contributor, its predecessors or Affiliates (to the extent service therefor would have been credited by a Contributor) and the Partnership).

     (d) Any employees of a Contributor that the Partnership and such Contributor agree are necessary for the orderly transfer of the Contributed Business to the Partnership but who will not become Partnership Employees ("Transition Employees") shall be compensated by such Contributor on terms and conditions and for a duration to be agreed upon by the Partnership and such Contributor. The Partnership shall reimburse such Contributor for any such agreed upon compensation, including payroll taxes, benefit costs and workers compensation premiums and claims, paid by such Contributor to or with respect to any Transition Employee.

     (e) If, as of the Expiration Date, any Employee is eligible for and receiving short term disability benefits or sick pay, or is on leave of absence, and the Partnership has offered such Employee employment by the Partnership, that Employee shall become employed by the Partnership (and become a Partnership Employee for purposes of this Section 2.8) upon eligibility to return to active employment with such Contributor under the applicable conditions of the short term disability benefits or sick pay plan of the Contributor, or upon return from leave of absence. Partnership employment shall not be effective until the employing Contributor verifies that the Employee has satisfied the conditions (if any) to return to active employment. Until such time as such Employee becomes a Partnership Employee such Contributor shall continue to bear all costs and expenses associated with such Employee.

     (f) None of the Contributors nor any of their Affiliates shall, at any time prior to 60 days after the Expiration Date, effect a "plant closing" or "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), affecting in whole or in part any facility, site of employment, operating unit or employee of the Contributors or any of their Affiliates without complying fully with the notice and all other applicable requirements of WARN. With regard to the Contributed Business, the Partnership shall not at any time prior to 60 days after the Expiration Date, effectuate a "plant closing" or a "mass layoff", as those terms are defined in WARN, affecting in whole or in part, any facility, site of employment or operating unit, or any Employees without complying fully with the notice and all other applicable requirements of that Act.

     (g) In connection with the provision by the Partnership of benefit plans and programs for Partnership Employees as provided in the Master Transaction Agreement,

          (i) The Partnership shall recognize all service credited for the Partnership Employees or any other employee of Contributors or their Affiliates directly transferred to the Partnership after the Expiration Date on the records of a Contributor (or its Affiliate) for purposes of eligibility for benefits and vesting under the Partnership's benefit plans and programs and calculation of benefits under the Partnership's benefit plans and programs, other than the Partnership's defined benefit pension plan. For purposes of this Section 2.8(g)(i), an employee shall be directly transferred if the person is employed by the Contributors or their Affiliates immediately prior to his or her employment with the Partnership and if such employment with the Partnership is the result of an agreement between the Partnership and the Contributors or their Affiliates. The Partnership shall not recognize service credited on a Contributor's records for benefit accrual under the Partnership's defined benefit pension plan and only actual periods of service with the Partnership shall be credited for such benefit accrual purposes;

          (ii) As of the Expiration Date, to the extent a Contributor (or its Affiliate) is not otherwise required to vest Partnership Employees as plan participants, the Contributors shall cause each Partnership Employee to become fully vested in his interests in the Occidental Petroleum Corporation Savings Plan (the "PSA"), the Occidental Chemical Corporation Savings and Investment Plan (the "SIP") and the Occidental Petroleum Corporation Retirement Plan (the "PRA") (hereinafter collectively referred to as "Occidental's Qualified Plans");

          (iii) As of the Expiration Date, the Partnership shall provide each Partnership Employee who was not covered by a collective bargaining agreement immediately prior to the Closing Date (a "Non-Union Employee") with "Partnership Benefit Plans", which shall mean the benefit plans and programs under (a) all employee plans applicable to employees of the Partnership in similar jobs, other than any employee plan that provides benefits under section 401(k) of the Code ("Partnership 401(k) Plan"), and
     (b) a plan sponsored by the Partnership that is substantially identical to the PSA (the "Mirror Plan"); provided, however that the Mirror Plan will
     (w) provide for a level of matching contributions and forms of distribution identical to that provided by the Partnership 401(k) Plan (except as required by law for benefits transferred from the PSA and SIP), (x) not offer investment in guaranteed investment contracts, (y) not offer new investments in Occidental common stock and (z) not offer investments in Occidental common stock after September 30, 1998. From and after the Expiration Date, each Non-Union Employee shall be eligible to participate in such Partnership Benefit Plans in accordance with the terms and conditions thereof; provided, however, that from and after January 1, 1999 such Non-Union Employee shall commence participation in the Partnership 401(k) Plan and shall no longer be entitled to contributions under the Mirror Plan. Under such Partnership Benefit Plans which are Employee Welfare Benefit Plans, Non-Union Employees and their eligible dependents, if a participant in any health, long term disability or life insurance plans, as applicable, of a Contributor or its Affiliates immediately prior to the Expiration Date, (a) shall participate in such Partnership Benefit Plans as of the Expiration Date, and (b) shall be deemed to satisfy any pre-existing condition limitations under group medical, dental, life insurance or disability plans that shall be provided after the Expiration Date. In addition, subject to the agreement of the third-party administrator, amounts paid by such Non-Union Employees towards deductibles and co-payment limitations under the health plans of a Contributor or its Affiliates shall be counted toward meeting any similar deductible and copayment limitations under the health plans that shall be provided under the Partnership Benefit Plans.

          (iv) The Contributors shall, or shall cause its Affiliates, as appropriate to, and the Partnership shall take all necessary and reasonable steps to prevent a loan default under the PSA and the SIP (collectively the "Contributors' 401(k) Plans"), including the following: (a) the Contributors shall, or shall cause its Affiliates, as appropriate, to allow Partnership Employees to repay their loans under the Contributors' 401(k) Plans during any period during which the Contributors or its Affiliates provide payroll services, and (b) the Contributors shall cause Occidental to agree and the Partnership agrees to take the necessary and reasonable steps to provide for a plan to plan transfer (as such transfer is defined in Section 414(l) of the Code) of account balances (including outstanding loans) of Partnership Employees from the Contributor's 401(k) Plans to the appropriate Partnership's 401(k) Plan. Notwithstanding the foregoing, any steps which in the sole discretion of the Contributors or its Affiliates jeopardizes the tax-qualified status of any of its Employee Plans shall be deemed unreasonable.

          (v) From and after the Expiration Date, Non-Union Employees shall be entitled to retain and take any paid vacation days accrued but not taken under a Contributor's vacation policy for the period from January 1, 1998 through the Expiration Date. Upon or promptly after the Expiration Date, the Contributor shall pay any Banked Vacation and Carryover Vacation. "Banked Vacation" shall mean vacation time accrued on the Contributor's records as payable to any Partnership Employee who is a Non-Union Employee for which vacation time has not been taken for the period prior to January 1, 1982, 1986 or 1988, as appropriate for such Partnership Employee. "Carryover Vacation" shall mean vacation time which (a) is not Banked Vacation; (b) has been accrued on the Contributor's records as payable and approved by designated personnel for any Partnership Employee who is a Non-Union Employee; and (c) such vacation time has not been taken prior to the Expiration Date and which was earned for any period prior to January 1, 1998.

     (h) Subject to the representations in Section 3.4 hereof, as soon as possible after the Expiration Date the Contributor and the Partnership shall take all actions necessary to cause (i) the Contributor to cease to be the plan sponsor of the Cain Pension Plan ("Cain Plan") and the PDG Chemical Inc. Pension Plan ("PDG Plan"), (ii) the Partnership to become the plan sponsor of the Cain Plan and the PDG Plan and to assume all present and future obligations and liabilities of the Contributor with respect to such plan, and (iii) the Partnership shall recognize service with Occidental or its Affiliates for early retirement eligibility purposes under the Cain Plan and the PDG Plan. From and after the Expiration Date until the instruction to liquidate assets from the Contributor's master trust for the purpose of transferring assets to the Partnership's trust, assets relating to the Cain Plan and the PDG Plan shall be invested at the discretion of the fiduciaries of such plans, in the normal course, subject to all applicable laws and plan and trust provisions. Any earnings or losses on such assets after the Expiration Date shall be based on the return of the Contributor's trust as determined by the Contributor's trustee. After liquidation of assets until the date of transfer of the assets of the Cain Plan and PDG Plan, earnings or losses on such assets shall be based on the Short Term Investment Fund ("STIF") rate of The Northern Trust Company, the trustee of such plans.

     (i) As of the Expiration Date, the Partnership Employees shall cease to accrue service credit, except as expressly provided in this Section 2.8, under any and all of the Employee Welfare Benefit Plans of the Contributors or its Affiliates, under any and all of the Employee Pension Benefit Plans of the Contributor or its Affiliates, and any and all non-ERISA plans or programs of the Contributor or its Affiliates, in which participation had been available to such Employees prior to the Expiration Date. The Contributors agree that, with respect to any Partnership Employee directly transferred from the Partnership to employment with the Contributors or their Affiliates, they will recognize all service credited for such Partnership Employee on the records of the Partnership for purposes of eligibility for benefits and vesting under the benefit plans and programs of the Contributors and their Affiliates and calculation of benefits under the benefit plans and programs of the Contributors and their Affiliates, other than the defined benefit pension plan of the Contributors and their Affiliates. For purposes of this Section 2.8(i), an employee shall be directly transferred if the person is employed by the Partnership immediately prior to his or her employment with the Contributors or their Affiliates and if such employment with the Contributors or their Affiliates is the result of an agreement between the Partnership and the Contributors or their Affiliates.

     (j) The Contributors or their Affiliates shall retain the sole responsibility for, and shall continue to pay, all hospital, medical, and health care continuation coverage benefits as described in section 4980B of the Code, life insurance, disability, other welfare plan expenses and benefits (including all benefits under the Employee Plans), and worker's compensation for employees of the Contributors (including each Employee) and their covered dependents, including "qualified beneficiaries" within the meaning of section 607(3) of ERISA, with respect to claims incurred prior to the Expiration Date. In addition, the Contributors or their Affiliates shall retain sole responsibility for the payment of any claim for medical benefits, health care continuation coverage benefits as described in section 4980B of the Code, life insurance or other welfare benefits by, or any other item of compensation or benefits payable under any Contributor Employee Welfare Benefit Plan to (i) any employee of the Contributor on and after the Expiration Date, (ii) any former employee of the Contributor who retired, died, became long-term disabled or otherwise terminated employment prior to the Expiration Date, and (iii) any "qualified beneficiary" of a Partnership Employee with respect to whom a "qualifying event" (as such terms are defined in sections 603 and 607 of ERISA) has occurred prior to the Expiration Date. Except as set forth above, expenses and benefits relating to such types of claims incurred by Partnership Employees and their covered dependents on or after the Expiration Date shall be the sole responsibility of the Partnership to the extent covered under the terms of its benefit plans. For the purposes of this Section 2.8(j), a claim is deemed incurred when the services giving rise to the claim were performed.

     (k) The Contributors and the Partnership agree that they will satisfy their respective obligations, if any, under the National Labor Relations Act regarding union represented employees of the Contributor at the Beaumont, Texas, PD Glycol Plant. Further, the Partnership will recognize the Oil, Chemical and Atomic Workers International Union and its Local No. 4-243, Production and Maintenance Group, at the Beaumont, Texas, PD Glycol Plant.

     (l) Except as otherwise specified in this Section 2.8, in the event that a Contributor or its Affiliates terminates any of its employees other than the Employees at any time prior to the Expiration Date, the Contributor shall be solely responsible for any liability with respect to such termination, including liability for all severance benefit payments to such employees pursuant to its severance plan and any costs associated with violation of any applicable Authority. Notwithstanding the foregoing, the Partnership hereby agrees to indemnify the Contributors and their Affiliates and to defend and hold the Contributors and their Affiliates harmless from and against any claims, losses, expenses, obligations, and liabilities (including cost of defense and reasonable attorney's fees) asserted against and imposed on the Contributors and their Affiliates and arising out of or otherwise in respect of the following: (i) the Partnership's termination of any Partnership Employee's employment with the Partnership; (ii) any failure by the Partnership to comply with its obligations hereunder or otherwise with respect to any Partnership Employee; (iii) any suit or claim of violation brought against the Contributors or their Affiliates under WARN for any actions taken by the Partnership after the Expiration Date with regard to the Partnership Employees at any facility, site of employment or operating unit affected by this Agreement; or (iv) all claims by any Partnership Employee after the Expiration Date whom the Partnership or its Affiliates actually or constructively terminates or by any spouse, dependent, estate or other beneficiary of such Employee, and (v) from any claims or charges by or relating to Employee concerning wrongful termination, discrimination, harassment, or violation of (a) the Fair Labor Standards Act, (b) the Labor Management Relations Act, (c) WARN, (d) the Americans With Disabilities Act, (e) ERISA, (f) the Consolidated Omnibus Budget Reconciliation Act of 1985, (g) the National Labor Relations Act, (h) the Family and Medical Leave Act, (i) the Health Insurance Portability and Accountability Act, (j) Title VII of the Civil Rights Act of 1964, (k) the Age Discrimination in Employment Act, or (l) any and all applicable state and local laws relating to employees or labor relations, all as attributable to the conduct of the Partnership or its Affiliates with respect to such Employee relating to the period subsequent to the Expiration Date. The Partnership hereby agrees to indemnify the Contributors and their Affiliates and to defend and hold Contributors and their Affiliates harmless from and against fifty percent of any claims, losses, expenses, obligations and liabilities (including cost of defense and reasonable attorney's fees) asserted against and imposed on the Contributors and their Affiliates and arising out of the Partnership's and Contributor's joint selection of the Employees offered employment by the Partnership.

     (m) Nothing expressed or implied in this Agreement shall confer upon any Employee, or any legal representative thereof, any rights or remedies, including any right to employment, whether directly or as a third party beneficiary, or continued employment for any specified period, of any nature or kind whatsoever.

     (n) Except as otherwise specified in this Section 2.8, the Contributors agree to indemnify the Partnership and to defend and hold the Partnership and its Affiliates harmless from and against claims, losses, expenses, obligations, and liabilities (including costs of defense and reasonable attorney's fees) arising out of or otherwise in respect of the following (i) any Contributor employee benefit plans, or claims of employees or former employees of the Contributor or of any spouse, dependent, estate, or other beneficiary of such employees or former employees that in any case arose prior to the Expiration Date, including, without limitation, any such liability or obligation which may arise under Section 2.8(j) and from (ii) any claims or charges relating to wrongful termination, discrimination, harassment, or violation of
(a) the Fair Labor Standards Act, (b) the Labor Management Relations Act, (c) WARN, (d) the Americans With Disabilities Act, (e) ERISA, (f) the Consolidated Omnibus Budget Reconciliation Act of 1985, (g) the National Labor Relations Act,
(h) the Family and Medical Leave Act, (i) the Health Insurance Portability and Accountability Act, (j) Title VII of the Civil Rights Act of 1964, (k) the Age Discrimination in Employment Act, or (l) any and all applicable state and local laws relating to employees or labor relations, all as attributable to the conduct of the Contributor or its Affiliates with respect to (A) any employees or former employees of the Contributor who do not become Partnership Employees relating to the periods both before and after the Expiration Date, and (B) the Employees, relating to the period prior to the Expiration Date.

     (o) Representatives of the Partnership shall be entitled to meet with the Employees at mutually agreeable times prior to the Expiration Date to explain and answer questions about the conditions, policies and benefits of employment by Partnership after the Expiration Date. The Contributors shall cooperate with the Partnership until Expiration Date in communicating to such Employees any additional information concerning employment after the Expiration Date which such Employees may seek, or which the Partnership may desire to provide, and during normal business hours shall allow additional meetings by representatives of the Partnership with such Employees upon the reasonable request of the Partnership. In addition, the Contributor and the Partnership agree to furnish each other with appropriate records for each of the Employees as may be necessary to assist in proper benefit administration.

     (p) The indemnity provisions of this Section shall be subject to the requirements of Section 6.3 of this Agreement.

      2.9 Joint Contracts.

     (a) Any Contributed Contracts contributed to the Partnership pursuant to
Section 1.2 or 2.1 that relate principally to the Contributed Business but also relate to the business (other than the Contributed Business) of an Asset Contributor or its Affiliates will be made available to the appropriate Asset Contributor and its Affiliates by the Partnership pursuant to arrangements by which such Asset Contributor and its Affiliates will enjoy the benefits of such Contributed Contracts as they relate to their business (other than the Contributed Business) on the same terms and conditions as the Partnership.

     (b) Any Contracts that relate principally to the business (other than the Contributed Business) of an Asset Contributor or its Affiliates but also relate to the Contributed Business will be made available to the Partnership by such Asset Contributor or its Affiliates pursuant to other arrangements by which the Partnership will enjoy the benefits of such Contracts as they relate to the Contributed Business on the same terms and conditions as such Asset Contributor or its Affiliates.

                                   SECTION 3
               REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS

     Except as set forth on Schedule 3 or in the SEC Reports, each Contributor and Oxy CH Sub represent and warrant to the Partnership as follows:

      3.1 Due Organization; Good Standing and Power. Each Contributor and Oxy CH Sub are corporations duly organized, validly existing and in good standing under the laws of its state of organization and each Contributor has the requisite power and authority to own, lease and operate the properties to be contributed hereunder and to conduct the Contributed Business as now conducted by it. Each Contributor and Oxy CH Sub has all requisite power and authority to enter into this Agreement and the Assignment and Assumption Agreements and to perform its obligations hereunder and thereunder. Each Contributor is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing, in the State of Texas and in each of the other jurisdictions in which its right, title or interest in or to any of the Assets held by it, or the conduct of the Contributed Business by it, requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect.

      3.2 Authorization and Validity of Agreements. The execution, delivery and performance of this Agreement and the other Related Agreements by each Contributor and Oxy CH Sub and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of such Person. Except to the extent heretofore obtained, no other corporate action or action by stockholders is necessary for the authorization, execution, delivery and performance by a Contributor and Oxy CH Sub of this Agreement and the other Related Agreements and the consummation by any such Person of the transactions contemplated hereby or thereby. This Agreement and the other Related Agreements have been duly executed and delivered by each Contributor and Oxy CH Sub and constitute legal, valid and binding obligations of such Person, enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equity principles.

      3.3 No Consents Required; No Conflict with Instruments to which a Contributor is a Party. The execution, delivery and performance of this Agreement and the other Related Agreements by the Contributors, Oxy CH Sub and any of their Affiliates that is a party thereto and the consummation by each such Person or any such Affiliate of the transactions contemplated thereby (i) will not require any Consent except for such Consents the failure of which to be obtained or made, would not in the aggregate reasonably be expected to have a Material Adverse Effect; and (ii) will not violate (with or without the giving of notice or the lapse of time or both), or conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of such Person, or result in the creation of an Encumbrance upon any Assets or a portion of the Contributed Business pursuant to, the charter or by-laws of such Person, or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which such Person is a party or by which such Person or any of the Assets held by such Person is bound, except for such violations, conflicts, breaches, terminations, defaults, accelerations or Encumbrances which would not in the aggregate reasonably be expected to have a Material Adverse Effect.

      3.4 Employee Benefits.

     (a) (i) Each of the Contributor's Defined Benefit and Defined Contribution Pension Plans covering employees ("Employee Plan") is in substantial compliance with applicable requirements prescribed by any and all Legal Requirements, including, but not limited to the Code, except for violations the occurrence of which would not in the aggregate reasonably be expected to have a Material Adverse Effect. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code currently has a favorable determination letter from the Internal Revenue Service as to that Plan's qualification under Section 401(a) of the Code and nothing has occurred since the date of such letter that could reasonably be expected to cause the loss of such qualification.

          (ii) Each Contributor has in all material respects performed all obligations required to be performed by it under ERISA, the Code and any other applicable Legal Requirements and under the terms of each Employee Plan, except such failures to perform which would not in the aggregate reasonably be expected to have a Material Adverse Effect. No Contributor has received any written notice of the existence of any material default or violation by any other party of any of such Legal Requirements, terms or requirements applicable to any of the Employee Plans.

          (iii) Other than routine claims for benefits, no Contributor has received any written notice of any pending material claims or lawsuits which have been asserted or instituted against any of the Employee Plans, the assets of the trust or funds under the Employee Plans, the sponsor or administrator of any of the Employee Plans, or against any fiduciary of any of the Employee Plans with respect to the operation of such Plan.

          (iv) No Contributor has received any written notice of any pending investigation or pending enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other Authority with respect to any of the Employee Plans.

          (v) All contributions required to be made under the terms of each Contributor's Employee Plans have been timely made. No Employee Plan has an "accumulated funding deficiency" (within the meaning of section 412 of the Code or Section 302 of ERISA).

     (b) Each Contributor's "group health plans" (within the meaning of Code
Section 5000(b)(1)) have been operated in substantial compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act.

     (c) There has been no act or omission by a Contributor that has given rise to or may give rise to material fines, penalties, taxes, or related charges under Section 502(c), (i) or (l) or Section 4071 of ERISA or Chapter 43 of the Code or the imposition of a lien pursuant to Sections 401(a)(29) or 412(n) of the Code or pursuant to ERISA.

      3.5 Title to Assets; Absence of Liens and Encumbrances; Leases.

     (a) Each Contributor has good and marketable title to all of its Fee Interests, free and clear of all Encumbrances, except (i) any prior reservations, easements and other matters of record to the extent valid, subsisting and affecting the Assets, (ii) any prior unrecorded easements for which improvements have been constructed in such a manner as to be apparent to the Partnership from inspection of the Assets to the extent valid, subsisting and affecting the Assets, (iii) liens for current taxes not yet due and payable and mechanics and similar statutory liens arising in the ordinary course of business, (iv) liens of employees and laborers for current wages not yet due,
(v) building, zoning and health regulations of the jurisdictions in which the Assets are located; and (vi) such imperfections of title, easements and Encumbrances, if any, as do not in the aggregate materially detract from the value or materially interfere with the use of the Assets as they are currently being used or as otherwise would not reasonably be expected to have a Material Adverse Effect.

     (b) Each Contributor is the sole lessee under its Leases and the sole party entitled to its Leasehold interests in favor of the lessee thereunder, and the sole owner or, in the case of OCC Sub, the sole lessee, of the improvements (other than fixtures) situated on its Leased Premises, free and clear of all Encumbrances affecting its Leaseholds except (i) any prior reservations, easements and other matters of record to the extent valid, subsisting and affecting the Assets, (ii) any prior unrecorded easements for which improvements have been constructed in such a manner as to be apparent to the Partnership from inspection of the Assets to the extent valid, subsisting and affecting the Assets, (iii) liens for current taxes not yet due and payable and mechanics and similar statutory liens arising in the ordinary course of business, (iv) liens of employees and laborers for current wages not yet due, (v) building, zoning and health regulations of the jurisdictions in which the Assets are located; and
(vi) such imperfections of title, easements and such Encumbrances, if any, as do not in the aggregate materially detract from the value or materially interfere with the use of the Assets or as otherwise would not reasonably be expected to have a Material Adverse Effect. No Contributor or any Affiliate thereof has received from or delivered to the lessors under such Leaseholds any written notice of termination or threat of termination of such respective Leaseholds. True and complete copies of all written lease agreements (including any written amendments or modifications thereof) constituting, or evidencing the terms of, such Leaseholds have been delivered or made available to the Partnership. No material default or event of default on the part of a Contributor or any Affiliate thereof under the provisions of any of such Leaseholds, and no event that with the giving of notice or passage of time or both would constitute such default or event of default on the part of such Contributor, has occurred (which default or event of default has not been cured). No Contributor or any Affiliate thereof has received any written notice from any lessor under any

Leasehold, that any material default or event of default on the part of such Contributor or such Affiliate as lessee under the provisions of any Leaseholds, or that any event that with the giving of notice or passage of time or both would constitute such a default or an event of default on the part of such Contributor or any such Affiliate, as lessee, has occurred (which default or event of default has not been cured). No material default or event of default on the part of the lessor under the provisions of any of such Leaseholds, and no event that with the giving of notice or passage of time or both would constitute such default or event of default on the part of any such lessor, has occurred (which default or event of default has not been cured).

     (c) Each Contributor or an Affiliate thereof has good title to all of the personal property constituting Assets purported to be owned by it, free and clear of all Encumbrances, except for liens for Taxes not yet due and payable and such Encumbrances, if any, that do not in the aggregate materially detract from the value or materially interfere with the use of the Assets (as they are currently being used) or as otherwise would not reasonably be expected to have a Material Adverse Effect.

      3.6 Title Matters; Defects in Improvements. There are no trespassers or other adverse parties in possession on or affecting the Fee Interests or the Leased Premises of a Contributor or any Affiliate thereof that would reasonably be expected to have a Material Adverse Effect. No Contributor or any Affiliate thereof has granted and none of the foregoing is party to any unrecorded options, rights of refusal, sales contracts or other such contractual rights in favor of any third parties relating to its Fee Interests or the Leased Premises. No written notice has been received by a Contributor or any Affiliate thereof from any insurance company with respect to its Fee Interests or the Leased Premises or by any board of fire underwriters claiming any material defects or deficiencies or requiring the performance of any repairs, replacement, alteration or other work relating to the improvements situated thereon (in each case, which have not been cured).

      3.7 Working Capital. Each Contributor has operated the Contributed Business in the ordinary course of business from September 30, 1997 to the Closing Date such that its Inventory, Stores Inventory, Prepaid Expenses, Accounts Receivable (and all reserves or allowances for doubtful accounts, returned products or potential price adjustments) and Trade Accounts Payable, as of the Closing Date, are at substantially the same level as would have existed for such Contributor without regard to the transactions contemplated by the Master Transaction Agreement. In connection with this Section 3.7, it is understood among the parties that the Originator Receivables Sale Agreement dated as of October 29, 1998, by and among Occidental Receivables Inc., OCC and other parties, has been terminated with respect to Oxy Petrochemicals.

      3.8 Technology and Similar Rights. Each Contributor owns or is licensed to use all of its Intellectual Property, Licensed Technology and Licensed Trademarks, and such Intellectual Property, Licensed Technology and Licensed Trademarks together with the rights assigned or licensed under the Related Agreements constitute all relevant patents, pending patent applications, invention disclosures, copyrights, software, trade secrets, technical information, technology, know-how, processes, tradenames, trademarks, trademark registrations or applications, copyrights, copyright applications or registrations or any derivative thereof or design used in connection therewith necessary for the normal operation and conduct of the Contributed Business as it is currently operated and conducted, except where the failure to have such ownership or licenses would not reasonably be expected to have a Material Adverse Effect.

      3.9 Government Licenses, Permits and Related Approvals. The Government Licenses constitute all those necessary for the normal operation and conduct of the Contributed Business as it is currently operated and conducted, except where the failure to have such Government Licenses would not reasonably be expected to have a Material Adverse Effect.

      3.10 All Necessary Assets. The Assets together with the rights under the Related Agreements constitute all property and other rights necessary to enable the Partnership to operate and conduct the Contributed Business in substantially the same manner as it is being operated and conducted on the date of this Agreement, except in all cases where the failure of the Partnership to acquire such property or other rights by conveyance or license would not in the aggregate reasonably be expected to have a Material Adverse Effect.

      3.11 Conduct of Business in Compliance with Regulatory and Contractual Requirements. Each Contributor, and any Affiliate thereof, is operating and conducting the Contributed Business in compliance with all applicable Legal Requirements, rights of concession, licenses, know-how or other proprietary rights of others, the failure to comply with which would reasonably be expected to have a Material Adverse Effect.

      3.12 Legal Proceedings. There is no litigation, proceeding, claim, grievance, arbitration, investigation or other action to which a Contributor or any Affiliate thereof is a party (i) that is pending or, to the Knowledge of a Contributor, threatened, (ii) that relates in any way to the Assets, to the operation or conduct of the Contributed Business, or to the transactions contemplated by this Agreement, and (iii) that upon resolution adverse to a Contributor or any of its Affiliates, could reasonably be expected to have a Material Adverse Effect.

      3.13 [Reserved].

      3.14 Tax Matters.

     (a) There are no material liens for Taxes (other than for current Taxes not yet due and payable) upon the Assets.

     (b) None of the Assets directly or indirectly secures any indebtedness for money borrowed the interest on which is tax-exempt.

      3.15 [Reserved].

      3.16 HSE Matters. Except as would not be reasonably likely to have a Material Adverse Effect:

     (a) (i) The Fee Interests, the Leased Premises and the operations of each Contributor and any Affiliate thereof in connection with the Contributed Business are in compliance with all HSE Laws and (ii) to the extent arising out of a Contributor's or any Affiliate's ownership or use of the Assets or operation of the Contributed Business, there are no Chemical Substances held, located, released, generated, treated, stored or disposed of, on, under or from such Fee Interests or such Leased Premises or in, on or from any fixtures or improvement thereon in excess of any standard prescribed or permitted by any HSE Laws or which require corrective or other action pursuant to the provisions of any HSE Laws.

     (b) No Contributor or any Affiliate has received any notice from any federal, state, or local agency naming such Contributor or such Affiliate as a potentially responsible party ("PRP"), or otherwise notifying such Contributor or such Affiliate of any potential liability under either the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA" or "Superfund"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), or any state statute, rule or local regulation imposing liability similar to CERCLA or RCRA that relates in any way to any Chemical Substances generated by or derived from the operations on the Fee Interests, or the Leased Premises of such Contributor or any Affiliate; nor has either Contributor or any of its Affiliates received any comparable claim or notice from any private party.

     (c) Each Contributor or an Affiliate thereof, as applicable, has been and is, in compliance with, all permits, licenses, approvals, permission, or authorizations necessary for its operations in connection with the Contributed Business to comply in all respects with HSE Laws.

     (d) (i) No Contributor or any Affiliate thereof has received written notice of any actual, impending, or potential proceedings, allegations, claims, losses, actions, investigations or inquiries of any kind in connection with the Contributed Business and HSE Laws or Chemical Substances ("HSE Proceedings") and
(ii) no Contributor nor any Affiliate thereof has any Knowledge of any facts, events or occurrences that would reasonably be expected to result in any HSE Proceedings being brought.

     (e) No Contributor or any Affiliate thereof is party to, or is subject to the terms of, any consent order, consent judgment, consent decree, court or administrative order or judgment, agreement, schedule, or decree issued by any Authority with respect to the Contributed Business.

      3.17 Investigation to Acquire Knowledge. Each of the persons covered by clauses (i) and (ii) of the definition of "Knowledge" set forth in Section 1 has reviewed, with counsel to such Contributor, the other representations and warranties contained in, and the Schedules that relate to, this Section 3 to the extent that they relate to such person's area of responsibility or expertise and has made a reasonable inquiry as to the accuracy and completeness of such representations, warranties and Schedules.

                                   SECTION 3A
            ADDITIONAL REPRESENTATIONS AND WARRANTIES OF OXY CH SUB

     Except as set forth on Schedule 3, Oxy CH Sub represents and warrants to the Partnership as follows:

      3A.1     Capitalization.  At the Effective Time, the authorized capital stock of Oxy Petrochemicals will consist of 1,100 shares of common stock, of which 1,100 shares will be issued and outstanding. All shares of the capital stock of Oxy Petrochemicals which will be outstanding as of the Effective Time will be duly authorized, validly issued, fully paid and non-assessable, and will not be subject to or have been issued in violation of any preemptive rights. Except as contemplated by this Agreement, there are no other shares of capital stock of Oxy Petrochemicals authorized or outstanding and there are no subscriptions, options to purchase, rights of refusal, rights of first offer, conversion or exchange rights, warrants, preemptive rights or other agreements, claims or commitments of any kind obligating Oxy Petrochemicals or any Affiliate thereof to issue, transfer, deliver or sell shares of the capital stock or other securities of, or interests in, Oxy Petrochemicals or obligating Oxy Petrochemicals or an Affiliate thereof to grant, extend or enter into any such agreement or commitment. At the Effective Time, there will be no shareholder agreements, voting trusts or other agreements or understandings to which Oxy Petrochemicals or an Affiliate thereof is a party or by which Oxy Petrochemicals or such Affiliate is bound, relating to the voting of any shares of the capital stock of Oxy Petrochemicals.

      3A.2     Ownership of Common Stock.  Oxy CH Sub is the beneficial owner of all of the issued and outstanding shares of Oxy Petrochemicals Common Stock, in each case, free and clear of any Encumbrances or limitations on the voting or transfer thereof.

      3A.3     No Undisclosed Liabilities.  As of the Effective Time, Oxy
Petrochemicals will have no debts, liabilities or obligations whether accrued, absolute, contingent or otherwise and whether due or to become due, other than
(a) the Assumed Liabilities and (b) the Excluded Liabilities assumed by Oxy CH Sub pursuant to Section 1.8.

                                   SECTION 4
               REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

     The Partnership represents and warrants to each Contributor as follows:

      4.1 Due Organization; Good Standing and Power. The Partnership is a limited partnership duly formed and validly existing under the laws of the State of Delaware. The Partnership has all partnership power and authority to enter into this Agreement and the other Related Agreements and to perform its obligations hereunder and thereunder. The Partnership is duly authorized, qualified or licensed to do business as a foreign partnership, in each of the jurisdictions in which its right, title or interest in or to any asset, or the conduct of its business, requires such authorization, qualification or licensing, except where the failure to so qualify would not have a material adverse effect on the ability of the Partnership to perform its obligations hereunder or under the Assignment and Assumption Agreements.

      4.2 Authorization and Validity of Agreement. The execution, delivery and performance of this Agreement and the other Related Agreements by the Partnership and the consummation by the Partnership of the transactions contemplated hereby and thereby have been duly authorized by all necessary partnership action on the part of the Partnership. No other partnership action is necessary for the authorization, execution, delivery and performance by the Partnership of this Agreement, the other Related Agreements and the consummation by the Partnership of the transactions contemplated hereby or thereby. This Agreement and the other Related Agreements have been duly executed and delivered by the Partnership and constitute legal, valid and binding obligations of the Partnership, enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equity principles.

      4.3 No Consents Required; No Conflict with Instruments to which the Partnership is a Party. The execution, delivery and performance of this Agreement and the other Related Agreements by the Partnership and the consummation by it of the transactions contemplated thereby (i) will not require any Consent except for such Consents the failure of which to be obtained or made, would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Partnership's ability to perform its obligations hereunder or thereunder, and (ii) will not violate (with or without the giving of notice or the lapse of time or both), conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Partnership under, the partnership agreement of the Partnership, or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which the Partnership is a party or by which the Partnership or any of its assets or properties is bound, except for such violations, conflicts, breaches, terminations, defaults, accelerations or liens which would not in the aggregate reasonably be expected to have a material adverse effect on the Partnership's ability to perform its obligations hereunder or thereunder.

                                   SECTION 5
                      COVENANTS SUBSEQUENT TO CLOSING DATE

      5.1 Access to Information. Following the Closing Date, the Partnership shall afford, and will cause its Affiliates to afford, to the Asset Contributors, Oxy CH Sub, their counsel, accountants and other authorized representatives, during normal business hours, reasonable access to the books, records and other data of the Contributed Business with respect to the period prior to the Closing Date (and any personnel familiar therewith) to the extent that such access may be reasonably required by an Asset Contributor or Oxy CH Sub to facilitate (i) the preparation by such Asset Contributor or Oxy CH Sub of such tax returns as it may be required to file with respect to the operations of the Assets and the Contributed Business or in connection with any audit, amended return, claim for refund or any proceeding with respect thereto, (ii) the investigation, litigation and final disposition of any claims which may have been or may be made against such Asset Contributor or Oxy CH Sub in connection with the Assets and the Contributed Business, (iii) the payment of any amount in connection with any liabilities or obligations which have not been assumed by the Partnership under this Agreement and (iv) for any other reasonable business purpose. For a period of ten years after the date of this Agreement, the Partnership will not dispose of, alter or destroy any such books, records and other data without giving 90 days' prior notice to such Asset Contributor or Oxy CH Sub to permit it, at its expense, to examine, duplicate or repossess such records, files, documents and correspondence.

      5.2 Mail or Other Communications. Each Asset Contributor or Oxy CH Sub authorizes and empowers the Partnership on and after the Closing Date to receive and open all mail received by the Partnership relating to the Contributed Business or the Assets and to deal with the contents of such communications in any proper manner. Each Asset Contributor and Oxy CH Sub shall promptly deliver to the Partnership any mail or other communication received by it on and after the Closing Date pertaining to the Contributed Business or the Assets and any cash, checks or other instruments of payment to which the Partnership is entitled. The Partnership shall promptly deliver to the appropriate Asset Contributor or Oxy CH Sub any mail or other communication received by it after the Closing Date pertaining to the Excluded Assets or Excluded Liabilities, and any cash, checks or other instruments of payment in respect of such.

      5.3 Use of Trade Name. Pursuant to the Trademark License to be granted to the Partnership by Occidental and OCC, after the Closing Date the Partnership shall be permitted to use any items of Inventory or packaging material, any sales or promotional materials, any forms or documents or any other printed materials that bear the names set forth on Schedule 2.2(c) or other trademarks or trade names of which such names or any name similar thereto forms a part.

      5.4 Closing Date Balance Sheet. Not later than 60 days after the Closing Date, each Contributor shall cause Arthur Andersen LLP to prepare and deliver to such Contributor and the Partnership an audited balance sheet of the Contributed Business as of the Closing Date (the "Closing Date Balance Sheet"). In addition, each Contributor shall prepare and deliver to the Partnership such other financial statements or information as the Partnership may reasonably request in connection with any proposed Partnership financing; it is currently anticipated that the Partnership will request the Contributors to provide the Partnership with audited financial statements related to the operation of the Contributed Business for the past three (3) fiscal years.

      5.5 [Reserved]

      5.6 Collection of Accounts Receivable. The Partnership shall take all commercially reasonable efforts to collect any Accounts Receivable; provided, however, to the extent any Accounts Receivable set forth on the Closing Date Balance Sheet are not collected within 180 days after the Closing Date by the Partnership, the appropriate Contributor (or, in the case of Oxy Petrochemicals, Oxy CH Sub) will buy such uncollected Accounts Receivable from the Partnership at the amount set forth on the Closing Date Balance Sheet; provided, further, that the amount to be paid by the appropriate Contributor (or, in the case of Oxy Petrochemicals, Oxy CH Sub) for such uncollected Accounts Receivable shall be reduced by the amount of any reserve or allowance for doubtful accounts, returned products or potential price adjustments, transferred to the Partnership pursuant to Section 2.1(j); and provided, further, that any payments or reimbursements that are made by the Partnership as a result of volume or price rebates or adjustments and that are attributable (in whole or in part) to transactions prior to the Closing Date shall be for the account of the Contributor (or, in the case of Oxy Petrochemicals, Oxy CH Sub), to the extent so attributable. Collections on Accounts Receivable shall be applied on a specific identification basis. The Partnership will report monthly in writing to each Contributor (or, in the case of Oxy Petrochemicals, Oxy CH Sub) on the amounts collected during the preceding month, and shall provide an aging summary of uncollected accounts and a detailed description of each problem account (45 or more days overdue). On reasonable notice to the Partnership, each Contributor (or, in the case of Oxy Petrochemicals, Oxy CH Sub) shall have the right to take over the collection process for any problem account.

      5.7 Reimbursement for Prepaid Expenses. The Partnership and each Contributor acknowledge that the Prepaid Expenses attributable to its Contributed Business have been conveyed to the Partnership solely in order to facilitate the timely and efficient transfer of the Contributed Business to the Partnership. Consequently, the Partnership shall reimburse such Contributor (or, in the case of Oxy Petrochemicals, Oxy CH Sub) for the Prepaid Expenses associated with its Contributed Business (other than the prepaid expenses for "turnaround" costs) within 10 days following the receipt of the Closing Date Balance Sheet.

                                   SECTION 6
                          SURVIVAL AND INDEMNIFICATION

      6.1 Survival Limitations. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the date that is 60 months after the Closing Date, except (i)
Section 3.14, which shall survive until the expiration of the applicable statute of limitations and (ii) Section 3.5, which shall survive without limitation and shall not be merged with the Assignment and Assumption Agreements. No action can be brought with respect to any breach of any representation or warranty (except with respect to Section 3.5) pursuant to this Agreement unless a written notice that complies with Section 6.3 has been delivered pursuant to such Section 6.3 prior to the expiration of the survival period applicable to such representation or warranty; provided that upon the giving of such notice, notwithstanding any other provision of this Agreement the representation and warranty that is the basis of such action shall continue with respect to such action beyond the time at which the representation and warranty would otherwise terminate.

      6.2 Indemnification.

     (a) Subject to the other provisions of this Section 6, each Asset Contributor and Oxy CH Sub hereby agrees, to the fullest extent permitted by applicable law, to indemnify, defend and hold harmless the Partnership, its partners, their Affiliates and their respective officers, directors and employees from, against and in respect of any losses, claims, damages, fines, penalties, assessments by public agencies, settlement, cost or expenses (including costs of defense and attorneys' fees) and other liabilities (any of the foregoing being a "Liability") incurred or suffered by the Partnership or any of its Affiliates, arising out of, in connection with or relating to:

          (i) Any misrepresentation in or breach of the representations and warranties of a Contributor, Oxy CH Sub or any of its Affiliates in this Agreement, the Assignment and Assumption Agreements, the Master Intellectual Property Agreement, or the Master Transaction Agreement, provided that any Liability arising out of, in connection with or relating to any breach of the warranties in any Assignment and Assumption Agreement that is not a breach of the warranties in this Agreement shall not be indemnified against pursuant to this Section 6;

          (ii) Any failure of a Contributor, Oxy CH Sub or any of its Affiliates to perform any of its covenants or obligations contained in this Agreement, the Assignment and Assumption Agreements, the Master Intellectual Property Agreement, or the Master Transaction Agreement;

          (iii) Excluded Liabilities; or

          (iv) Any Pre-Closing Contingent Liability that is not an Assumed Liability.

provided, however, that the following limitations shall apply to the indemnification obligations in clauses (i) and (iv) above:

          (A) the Asset Contributors and Oxy CH Sub, in the aggregate, shall not have any indemnification obligation under clause (i) and (iv) above for any individual Liability unless the amount of such Liability exceeds $25,000 (the "Individual Basket") (it being understood that all Liabilities arising from the same event, condition or set of circumstances shall be considered as an individual Liability for purposes of such calculation), but if the amount of such Liability exceeds the Individual Basket, the entire amount of such Liability, including the first $25,000 of such Liability, may be the subject of indemnification hereunder; provided, further, that the parties agree that the amount of Liability for which indemnification may be sought for breach of any representation or warranty under clause (i) above shall be calculated taking into account the Individual Basket but without regard to any qualification or exception regarding materiality or Material Adverse Effect qualification contained in such representation or warranty (it being understood that such materiality or Material Adverse Effect qualifications shall apply for purposes of determining whether there has been such a breach in the first place, but once it has been established that there is such a breach, the Partnership shall be entitled to indemnity relating back to the first dollar); and

          (B) to the extent any misrepresentation in or breach of the representations and warranties of a Contributor or Oxy CH Sub results in a Liability of the Partnership in excess of the Individual Basket and such Liability would also constitute a Pre-Closing Contingent Liability, such misrepresentation or breach shall be treated as a Pre-Closing Contingent Liability.

     (b) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, NO ASSET CONTRIBUTOR, OXY CH SUB OR ANY OF THEIR AGENTS, EMPLOYEES, REPRESENTATIVES OR AFFILIATES SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES IN CONNECTION WITH DIRECT CLAIMS BY AN INDEMNIFIED PARTY (I.E., A CLAIM BY AN INDEMNIFIED PARTY THAT DOES NOT SEEK REIMBURSEMENT FOR A THIRD PARTY CLAIM PAID OR PAYABLE BY SUCH INDEMNIFIED PARTY) WITH RESPECT TO THEIR INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT UNLESS ANY SUCH CLAIM ARISES OUT OF THE FRAUDULENT ACTIONS OF AN ASSET CONTRIBUTOR OR OXY CH SUB. IN DETERMINING THE AMOUNT OF ANY LOSS, LIABILITY, OR EXPENSE FOR WHICH AN INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT, THE GROSS AMOUNT THEREOF WILL BE REDUCED (BUT NOT BELOW ZERO) BY THE NET PRESENT VALUE OF ANY CORRELATIVE INSURANCE PROCEEDS ACTUALLY REALIZED BY SUCH INDEMNIFIED PARTY UNDER POLICIES TO THE EXTENT THAT THE FUTURE PREMIUM RATE WILL NOT BE INCREASED BY CLAIM EXPERIENCE RELATING TO SUCH LOSS, LIABILITY OR EXPENSE.

     (c) Notwithstanding the provisions of Sections 6.2(a)(i) and 6.2(a)(iv), it is expressly agreed that no Asset Contributor or Oxy CH Sub shall be required to indemnify the Partnership for any Liability arising out of, in connection with or related to any HSE Claim to the extent that the condition, event, circumstance or other basis for the HSE Claim was exacerbated or accelerated by the Partnership. The Partnership shall not be deemed to have exacerbated a condition, event, circumstance or other basis for an HSE Claim by reason of the continuance thereof after the Closing (i) under circumstances where the Partnership does not know of its existence and has not breached any legal duty to have conducted an investigation or inquiry that would have uncovered the matter or (ii) under circumstances where the Partnership does know of its existence but is taking commercially reasonable actions to cure the matter or to otherwise achieve compliance in a commercially reasonable and prudent manner.

     (d) Subject to the other provisions of this Section 6, the Partnership hereby indemnifies, to the fullest extent permitted by law each Asset Contributor, Oxy CH Sub and their Affiliates and their respective officers, directors and employees against and agrees to hold each of them harmless from any and all Liability incurred or suffered by such Person arising out of or relating to:

          (i) Any misrepresentation in or breach of the representations and warranties of the Partnership or the failure of the Partnership to perform any of its covenants or obligations contained in this Agreement, the Assignment and Assumption Agreements, the Master Intellectual Property Agreement or the Master Transaction Agreement;

          (ii) Assumed Liabilities; or

          (iii) Any HSE Claim to the extent arising out of the Partnership's exacerbation or acceleration of such HSE Claim.

     (e) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER THE PARTNERSHIP NOR ANY OF ITS AGENTS, EMPLOYEES, REPRESENTATIVES OR AFFILIATES SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES IN CONNECTION WITH DIRECT CLAIMS BY AN INDEMNIFIED PARTY (I.E., A CLAIM BY AN INDEMNIFIED PARTY THAT DOES NOT SEEK REIMBURSEMENT FOR A THIRD PARTY CLAIM PAID OR PAYABLE BY SUCH INDEMNIFIED PARTY ) WITH RESPECT TO THEIR INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT UNLESS ANY SUCH CLAIM ARISES OUT OF THE FRAUDULENT ACTIONS OF THE PARTNERSHIP. IN DETERMINING THE AMOUNT OF ANY LOSS, LIABILITY, OR EXPENSE FOR WHICH AN INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT, THE GROSS AMOUNT THEREOF WILL BE REDUCED (BUT NOT BELOW ZERO) BY THE NET PRESENT VALUE OF ANY CORRELATIVE INSURANCE PROCEEDS ACTUALLY REALIZED BY SUCH INDEMNIFIED PARTY UNDER POLICIES TO THE EXTENT THE FUTURE PREMIUM RATE WILL NOT BE INCREASED BY CLAIM EXPERIENCE RELATING TO SUCH LOSS, LIABILITY OR EXPENSE.

     (f) The rights provided to each Indemnified Party pursuant to this Section 6, as limited by and subject to the provisions of this Section 6, shall be such Indemnified Party's sole remedy for breach of any representation or warranty by or covenant or obligation of any Indemnifying Party under this Agreement, the Assignment and Assumption Agreements, the Master Intellectual Property Agreement and the Master Transaction Agreement.

      6.3 Procedures.

     (a) Any Person seeking indemnification under Section 6.2 (the "Indemnified Party") agrees to give prompt written notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim that does not involve a Third Party Claim, which notice shall describe in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party disputes such claim and such dispute is not resolved by the parties, such dispute shall be resolved in accordance with Section 7.9.

     (b) If an Indemnified Party is notified of a Third Party Claim which may give rise to a claim for indemnification against any Indemnifying Party under this Section, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing (including copies of all papers served with respect to such Third Party Claim), which notice shall describe in reasonable detail the nature of the Third Party Claim, an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible and the basis of the Indemnified Party's request for indemnification under this Agreement; provided that any failure to timely give such notice shall not relieve the Indemnifying Party of any of its obligations under this Section 6 except to the extent that such failure prejudices or impairs, in any material respect, any of the rights or obligations of the Indemnifying Party.

     (c) Any Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party failed to assume the defense and employ counsel or failed to diligently prosecute or settle the Third Party Claim or (iii) there shall exist or develop a conflict that would ethically prohibit counsel to the Indemnifying Party from representing the Indemnified Party. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, by making any counterclaim against the person or entity asserting the Third Party Claim or any cross-complaint against any person or entity, in each case only if and to the extent that any such counterclaim or cross-complaint arises from the same actions or facts giving rise to the Third Party Claim. The Indemnifying Party shall be the sole judge of the acceptability of any compromise or settlement of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, provided that the Indemnifying Party will give the Indemnified Party reasonable prior written notice of any such proposed settlement or compromise and will not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld. The Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder) shall reimburse the Indemnified Party for its reasonable out of pocket costs incurred with respect to such cooperation.

     (d) If the Indemnifying Party fails to assume the defense of a Third Party Claim within a reasonable period after receipt of written notice pursuant to the first sentence of subparagraph (c), or if the Indemnifying Party assumes the defense of the Indemnified Party pursuant to subparagraph (c) but fails diligently to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings; provided that the Indemnified Party shall not settle such Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

     (e) Notwithstanding the other provisions of this Section 6.3, if the Indemnifying Party disputes its potential liability to the Indemnified Party under this Section 6.3 and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section
6.3 or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of the litigation concerning such dispute. If a dispute over potential liability is resolved in favor of the Indemnified Party, the Indemnifying Party shall reimburse the Indemnified Party in full for all costs of the litigation concerning such dispute.

     (f) After it has been determined, by acknowledgment, agreement, or ruling of court of law, that an Indemnifying Party is liable to the Indemnified Party under this Section 6, the Indemnifying Party shall pay or cause to be paid to the Indemnified Party the amount of the Liability within ten business days of receipt by the Indemnifying Party of a notice reasonably itemizing the amount of the Liability but only to the extent actually paid or suffered by the Indemnified Party.

     (g) In the event a Third Party Claim is brought in which the liability as between the Partnership and any or all Contributors is alleged to be joint (it being agreed that any Third Party Claim related to a Pre-Closing Contingent Liability shall be deemed joint) or in which the entitlement to indemnification under this Section 6 has not been determined, the Partnership and the appropriate Contributors shall cooperate in the joint defense of such Third Party Claim and shall offer to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such matter. Such joint defense shall be under the general management and supervision of the party which is expected to bear the greater share of the liability, unless otherwise agreed; provided, however, that neither party shall settle or compromise any such joint defense matter without the consent of the other, which consent shall not be unreasonably withheld or delayed. Any uninsured costs of such joint defense shall be borne as the parties may agree, provided, however, that in the absence of such agreement, the defense costs shall be borne by the party incurring such costs; provided, further, that, if it is determined that one party was entitled to indemnification under this Section 6, the other party shall reimburse the party entitled to indemnification for all of its costs incurred in connection with such defense.

      6.4 Subrogation. In the event of any payment by an Indemnifying Party to an Indemnified Party in connection with any Liability, the Indemnifying Party shall be subrogated to and shall stand in the place of the Indemnified Party as to any events or circumstances in respect of which the Indemnified Party may have any right or claim against any third party relating to such event or indemnification. The Indemnified Party shall cooperate with the Indemnifying Party in any reasonable manner in prosecuting any subrogated claim.

      6.5 Claims for HSE Work.  Notwithstanding the other provisions of this
Section 6, in the case of any assertion, claim or demand requiring the performance of investigatory, removal or remedial work with respect to environmental conditions, HSE Laws or Chemical Substances for which the Partnership may seek indemnification, the Partnership shall have the right to conduct and control such work provided (i) it uses its good faith, commercially reasonable efforts to achieve the Lowest Cost Response and (ii) it provides the Contributors with the opportunity to: (A) review and comment upon any work plans for any remedial action prior to finalization and implementation; (B) attend meetings with regulators concerning the remedial action; and (C) have a representative present during the performance of any remedial action.

      6.6 EXTENT OF INDEMNIFICATION. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION, RELEASE AND ASSUMPTION OBLIGATIONS SET FORTH HEREIN, TO THE FULLEST EXTENT PERMITTED BY LAW, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE INDEMNIFIABLE LOSS GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, GROSS, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH INDEMNIFIED PARTY. THE PARTIES AGREE THAT THIS STATEMENT CONSTITUTES A CONSPICUOUS LEGEND.

                                   SECTION 7
                                 MISCELLANEOUS

      7.1 Construction. In construing this Agreement, the following principles shall be followed: (i) no consideration shall be given to the captions of the articles, sections, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in construction:
(ii) no consideration shall be given to the fact or presumption that any of the parties had a greater or lesser hand in drafting this Agreement; (iii) examples shall not be construed to limit, expressly or by implication, the matter they illustrate; (iv) the word "includes" and its syntactic variants mean "includes, but is not limited to" and corresponding syntactic variant expressions; (v) the plural shall be deemed to include the singular, and vice versa; (vi) each gender shall be deemed to include the other gender; and (vii) each exhibit, appendix, attachment and schedule to this Agreement is a part of this Agreement.

      7.2 Payment of Certain Expenses and Taxes.

     (a) Subject to the further provisions of this Section 7.2, (i) each Contributor shall be responsible for all Taxes attributable to such Contributor's ownership or use of the Assets or operation of the Contributed Business prior to the Closing, (ii) Oxy CH Sub shall be responsible for all Taxes attributable to Oxy Petrochemical's ownership or use of the Assets or operation of the Contributed Business prior to the Closing, and (iii) the Partnership shall be responsible for all Taxes attributable to the Partnership's ownership or use of the Assets or operation of the Contributed Business after the Closing. Each Contributor and Oxy CH Sub shall be responsible for any liability of the Partnership pursuant to Texas Tax Code Section 111.020 (including interest, penalties and attorneys' fees in connection therewith) with respect to any amounts owed or owing by such Person under Title 2, Texas Tax Code.

     (b) All sales, transfer, or other similar taxes incurred in connection with the transfer of the Assets shall be borne by the Partnership. The Partnership, each Contributor and Oxy CH Sub shall cooperate fully with each other after the Closing in connection with (i) the preparation and filing of any tax return, exemption certificate, or other filing in connection with such taxes, and (ii) any audit examination by any taxing Authority of the tax returns, exemption certificates, or other filings referred to above.

     (c) All real property taxes, personal property taxes, ad valorem taxes, and other similar taxes (or payments in lieu of such taxes) assessed on any of the Assets (including Inventory) in the tax period in which the Closing Date occurs ("Property Taxes") shall be prorated between the Partnership and the Asset Contributors or Oxy CH Sub, as appropriate, as of the Closing.

     (d)  [RESERVED]

     (e) The Partnership shall pay any title or recordation fees in connection with the transfer of the Assets. The Partnership shall also pay for any title insurance policies or surveys of the Fee Interests that are requested or ordered by the Partnership.

     (f) After the Closing, either a Contributor (or, in the case of Oxy Petrochemicals, Oxy CH Sub) or the Partnership receiving each Property Tax bill or notice applicable to the Assets for the period in which the Closing Date occurred shall, if other than the Partnership, promptly notify the Partnership and shall pay each such tax bill prior to the last day such taxes may be paid without penalty or interest. If paid by a Contributor (or, in the case of Oxy Petrochemicals, Oxy CH Sub) the Partnership shall promptly on receipt of a written request (accompanied by appropriate supporting documentation) reimburse the paying party with respect to the share of the Partnership of such amount so paid as provided under this Agreement. If paid by the Partnership, the Contributor (or, in the case of Oxy Petrochemicals, Oxy CH Sub) shall promptly on receipt of a written request (accompanied by appropriate supporting documentation) reimburse the Partnership with respect to the share of the Contributor (or, in the case of Oxy Petrochemicals, Oxy CH Sub) of such amount so paid as provided under this Agreement. The Contributors and the Partnership shall cooperate fully with each other on and after Closing with respect to any Property Tax assessment or valuation (or protest in connection therewith) by any taxing Authority with respect to the tax period in which the Closing Date occurs.

     (g) If any party receives a refund of any Taxes for which the other is liable or responsible under this Agreement, the party receiving such refund shall, within 30 days after the receipt of such refund, remit it to the party who is liable.

     (h) Any Taxes, Property Taxes or other liabilities to be paid by a Contributor pursuant to this Section 7.2 that relate to the Assets or Contributed Business of Oxy Petrochemicals shall be paid by Oxy CH Sub.

     (i) Notwithstanding any other provision of this Agreement, the obligations of the parties set forth in this Section 7.2 shall be unconditional and absolute and shall remain in effect until audit, assessment and collection of any such taxes are barred by the applicable statute of limitations.

      7.3 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall unless otherwise provided for elsewhere in this Agreement, be in writing and shall be deemed to have been duly given if and when (i) transmitted by telecopier facsimile with proof of confirmation from the transmitting machine, or (ii) delivered by courier or other hand delivery, as follows:

     (a)  If to a Contributor or Oxy CH Sub:

          c/o Occidental Petroleum Corporation
          10889 Wilshire Blvd.
          Los Angeles, CA 90004
          Attention: President
          Telecopy Number: (310) 443-6977

          with a copy to:

          c/o Occidental Petroleum Corporation
          10889 Wilshire Blvd.
          Los Angeles, CA 90004
          Attention: General Counsel
          Telecopy Number: (310) 443-6333

     (b)  If to the Partnership:

          Equistar Chemicals, LP
          1221 McKinney Street
          Houston, Texas 77010
          Attention: Gerald A. O'Brien
          Telecopy Number: (713) 309-4718

or to such other address or telecopy number as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to be effective upon receipt.

      7.4 [Reserved].

      7.5 Binding Effect; Benefit. Subject to Section 7.7, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto and their Affiliates or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      7.6 Occasional and Bulk Sales. To the extent applicable, the Partnership and the Contributors each agree to waive, to the fullest extent permitted by law, compliance by the other with the provisions of the Bulk Sales Law of any jurisdiction.

      7.7 Assignability. Neither this Agreement nor any of the rights or obligations hereunder shall be assignable (by operation of law or otherwise) by a Contributor without the prior written consent of the Partnership or shall be assignable (by operation of law or otherwise) by the Partnership (except to a wholly-owned subsidiary thereof) without the prior written consent of each

Contributor. Any assignment or purported assignment in violation of this Section shall be null and void.

      7.8 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Subject to the agreements and obligations of the Partnership hereunder or under applicable Legal Requirements, no investigations by the Partnership heretofore or hereafter made shall affect the representations and warranties of a Contributor, and, except as otherwise provided in Section 6.1, such representations and warranties shall survive any such investigation. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

      7.9 Dispute Resolution. All disputes under this Agreement shall be resolved in accordance with the Dispute Resolution Procedures set forth in Appendix A.

      7.10 Severability. In the event that any provisions of this Agreement shall finally be determined to be unlawful, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to the Contributors or the Partnership, be deemed severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

      7.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

      7.12 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE EXCLUDING CONFLICTS OF LAW PRINCIPLES OF SUCH JURISDICTION EXCEPT TO THE EXTENT SUCH MATTERS ARE MANDATORILY SUBJECT TO THE LAWS OF ANOTHER JURISDICTION PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION.

      7.13 JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVER. ANY JUDICIAL PROCEEDING BROUGHT AGAINST ANY PARTY TO THIS AGREEMENT OR ANY DISPUTE UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER RELATED HERETO SHALL BE BROUGHT IN THE FEDERAL OR STATE COURTS OF THE STATE OF DELAWARE, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES TO THIS AGREEMENT ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT (AS FINALLY ADJUDICATED) RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT EXCEPT TO THE EXTENT THIS AGREEMENT RELATES TO THE CONVEYANCE OR ASSIGNMENT OF ANY INTEREST IN REAL ESTATE OR THE CREATION, PERFECTION, PRIORITY OR FORECLOSURE OF ANY LIEN ON ANY INTEREST IN REAL ESTATE IN WHICH CASE, SUCH COURTS

JURISDICTION SHALL BE NON-EXCLUSIVE. EACH OF THE PARTIES TO THIS AGREEMENT SHALL APPOINT THE CORPORATION TRUST COMPANY, THE PRENTICE-HALL CORPORATION SYSTEM, INC. OR A SIMILAR ENTITY (THE "AGENT") AS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF PROCESS IN ANY PROCEEDING IN ANY SUCH COURT IN THE STATE OF DELAWARE BY ENTERING INTO AN AGREEMENT AS OF THE DATE OF THIS AGREEMENT WITH THE AGENT TO SUCH EFFECT. THE FOREGOING CONSENTS TO JURISDICTION AND APPOINTMENTS OF AGENT TO RECEIVE SERVICE OF PROCESS SHALL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE STATE OF DELAWARE FOR ANY PURPOSE EXCEPT AS PROVIDED ABOVE AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE PARTIES HERETO. EACH PARTY HEREBY WAIVES ANY OBJECTION IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS.

      7.14 WAIVER OF JURY TRIAL. THE PARTNERSHIP AND THE CONTRIBUTORS HEREBY KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

                                   SECTION 8
                                  DEFINITIONS

     The terms used in this Agreement have the following definitions or are defined in the Sections referenced below:

     "AAA" is defined in Appendix A.

     "Accounts Receivable" constitute, as of the Closing Date and as further defined below, all uncollected accounts receivable that have been generated by, or are attributable to, the Contributors' operation prior to the Closing Date of the Contributed Business in the ordinary course and in all respects in a manner consistent with the provisions of Section 3.2 of the Master Transaction Agreement. Accounts Receivable shall not include any reserves or accruals.

     "Affiliate" means any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified; provided, however, that for purposes of this Agreement none of the Partnership, any Person controlled by it, Canadian Occidental Petroleum Ltd. or any Person controlled by it shall be considered an Affiliate of any Contributor. For purposes of this definition, the term "control" shall have the meaning set forth in 17 CFR 230.405 as in effect on the date hereof. With respect to the period from and after the date hereof, Oxy Petrochemicals shall not be considered an Affiliate of the Asset Contributors.

     "Agreement" is defined in the first paragraph of this Agreement.

     "Arbitrator" is defined in Appendix A.

     "Asset Contributors" is defined in the fifth WHEREAS clause.

     "Asset Transfer Effective Time" means 4:00 A.M., local time, where the respective Assets are located, on the Closing Date.

     "Assets" means all of the assets, rights and properties being contributed, conveyed, assigned, transferred and delivered to the Partnership pursuant to Sections 1.2(a) and 2.1.

     "Assignment and Assumption Agreements" means the Assignment of Lake Charles Lease, the Assignment of Leases, the Bill of Sale and Assignment, the Trademark License, the Patent Assignment, the Assumption of Partnership Interests, the Partnership Assumption Agreement, the Excluded Assets Assignment and the Oxy CH Sub Assumption Agreement.

     "Assignment of Lake Charles Lease" is defined in Section 2.3(a).

     "Assignment of Leases" is defined in Section 2.3(a).

     "Assignment of Partnership Interests" is defined in Section 2.3(c).

     "Associated Rights" means all right, title and interest of a Contributor and any Affiliate thereof, if any, in lands, or real property of others, used principally in the normal operation and conduct of the Contributed Business.

     "Assumed Liabilities" is defined in Section 2.5(a).

     "Authority" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal (or any commonwealth, territory or possession thereof), state, local or foreign, or any agency, department or instrumentality thereof, or any court or arbitrator (public or private).

     "Banked Vacation" is defined in Section 2.8(g).

     "Basic Severance" is defined in Section 2.8(b).

     "Cain Plan" is defined in Section 2.8(h).

     "Capital Spares" means the inventory of spare parts used by a Contributor in the Contributed Business and owned by a Contributor as of the Closing Date.

     "Carryover Vacation" is defined in Section 2.8(g).

     "CERCLA" is defined in Section 3.16(b).

     "Chemical Substance" means any (i) chemical substance, pollutant, contaminant, constituent, chemical, mixture, raw material, intermediate, product or byproduct that is regulated (including any requirement for the reporting of any Release thereof) under any HSE Law or defined or listed as an industrial, toxic, deleterious, harmful, radioactive, infectious, disease-causing or hazardous substance, material or waste under any HSE Law, and (ii) petroleum or any fraction thereof, asbestos or asbestos-containing material or polychlorinated biphenyls ("PCBs").

     "Closing" is defined in Section 1.3(a).

     "Closing Date" is defined in Section 1.3(a).

     "Closing Date Balance Sheet" is defined in Section 5.4.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consent" means any consent, waiver, appraisal, authorization, exception, registration, license or declaration of or by any Person or any Authority, or any expiration or termination of any applicable waiting period under any Legal Requirement, required with respect to the Contributed Business or a Contributor or any Affiliate thereof in connection with (i) the execution and delivery of this Agreement or any of the Related Agreements or (ii) the consummation of the transactions contemplated hereby or thereby.

     "Contracts" means contracts, maintenance and service agreements, purchase commitments for materials and other services, advertising and promotional agreements, leases, taxation agreements with any Authority, and other agreements.

     "Contributed Contracts" means, other than Government Licenses, (i) all Contracts to which a Contributor or an Affiliate thereof is a party, whether or not entered into in the ordinary course of business, that relate principally to the normal operation and conduct of the Contributed Business, but in the case of any Contracts under which either such Asset Contributor or any Affiliate thereof retains rights with respect to its other businesses, only to the extent any such Contract relates to the operation of the Contributed Business and (ii) all agreements and instruments setting forth such Contributor's and any of its Affiliates' rights with respect to rights-of-way, privileges, riparian and other rights, appurtenances, licenses or franchises and in respect of intellectual property rights, in each case that constitute Assets described in clauses (a) through (e), of Section 2.1.

     "Contributed Business" is defined in Schedule A.

     "Contributed Intellectual Property" means all of the items referred to in
Section 2.1(g) to the extent such item is not an Excluded Asset, together with the items referred to in clause (ii) of the definition of Unrecorded Assets.

     "Contributed Subsidiaries" is defined in Section 2.1(k).

     "Contributor(s)" is defined in the sixth WHEREAS clause.

     "Contributors' 401(k) Plans" is defined in Section 2.8(g).

     "Deeds" is defined in Section 2.3(a).

     "De Minimis Claim" means any Third Party Claim for which the Liability associated therewith is less than $25,000.

     "DGCL" is defined as the Delaware General Corporation Law, as amended.

     "Dispute Notice" is defined in Appendix A.

     "Disputing Party" is defined in Appendix A.

     "DRULPA" is defined as the Delaware Revised Uniform Limited Partnership Act, as amended.

     "Effective Time" is defined in Section 1.3(b).

     "Employee Pension Benefit Plan" is defined in ERISA Section 3(2).

     "Employee Plan" is defined in Section 3.4(a)(i).

     "Employee Welfare Benefit Plan" is defined in ERISA Section 3.1.

     "Employees" is defined in Section 2.8(a).

     "Encumbrance" means any lien, charge, encumbrance, security interest, title defect, option or any other restriction or third party right.

     "Environment" is defined in this Section 1 in the definition of "HSE Laws".

     "Equipment" means all of the right, title and interest of a Contributor and any Affiliate thereof in and to the equipment, furniture, furnishings, fixtures, machinery, Capital Spares, vehicles, tools, computers and other tangible personal property used principally in the normal operation and conduct of the Contributed Business including without limitation the items listed on Schedule 2.1(d).

     "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

     "Excluded Assets" is defined in Section 2.2.

     "Excluded Assets Assignment" is defined in Section 1.7.

     "Excluded Liabilities" is defined in Section 2.6.

     "Expiration Date" shall mean the date that the term of the Operating Agreement shall expire or shall be terminated in accordance with the provisions thereof.

     "Fee Interests" means all right, title and interest of a Contributor and any Affiliate thereof in the parcels of land described as fee property on
Schedule 2.1(a), together with all buildings, structures, fixtures and other improvements situated thereon and all right, title and interest of such Contributor and any Affiliate thereof under easements, privileges, rights-of-way, riparian and other water rights, lands underlying any adjacent streets or roads, appurtenances and licenses to the extent pertaining to or accruing to the benefit of the land.

     "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

     "Government Licenses" means all licenses, permits or franchises issued by any Authority relating to the operation, development, use, maintenance or occupancy of the Facilities or any other Asset or of the Contributed Business to extent that such licenses, permits or franchises relate principally to the normal operation and conduct of the Contributed Business.

     "HSE Claim" means (i) any action, event, circumstance or responsibility (including any compliance action or requirement) that is necessary to comply with HSE Laws but only to the extent that any of the foregoing gives rise to out of pocket costs or expenses or results in a Liability that is required by GAAP to be reflected on the balance sheet of the applicable party or (ii) any third party (including private parties, Authorities and employees acting on each such party's own behalf or on the behalf of other third parties) action, lawsuit, claim, investigation or proceeding arising under HSE Laws.

     "HSE Laws" means any Legal Requirements or rule of common law now in effect (including any amendments now in effect) and any current judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to (i) any ambient air, surface water, drinking water, groundwater, land surface, subsurface strata, river sediment, natural resources or real property and the physical buildings, structures and fixtures thereon, including sewer, septic and waste treatment, storage or disposal systems (the "Environment"), including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment; (ii) health or safety, including the exposure of employees and other Persons to any Chemical Substance; (iii) the Release or threatened Release of any Chemical Substance, noxious noise or odor, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup and abatement of such Release or threatened Release; and (iv) the management of any Chemical Substance, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Chemical Substance.

     "HSE Proceeding" is defined in Section 3.16(d).

     "Indemnified Party" is defined in Section 6.3(a).

     "Indemnifying Party" is defined in Section 6.3(a).

     "Intellectual Property" means research material, technical information, marketing information, patent rights, patent licenses, pending patent applications, trade secrets, technical information, know-how, management information systems, technology, quality control data, specifications, designs, drawings, software, sales promotion literature and advertising materials.

     "Inventory" means materials used by a Contributor in the Contributed Business and owned by a Contributor as of the Closing Date including raw materials, feed stocks, supplies, additives, pigments, process chemicals, packaging materials (to the extent the Partnership's use thereof would be consistent with Section 5.3), catalysts, work-in-process and finished goods that relate principally to the normal operation and conduct of the Contributed Business. Inventory shall include any FIFO or LIFO reserves, as well as any reserve for slow moving or obsolete items and for any volume or price adjustments.

     "Knowledge" with respect to a Contributor means the actual knowledge of (i) any plant manager, (ii) any officer of such Contributor having responsibilities with respect to the Contributed Business, and (iii) any employee reporting directly to an officer described in clause (ii), in each case employed, as of the Closing Date, by such Contributor in connection with the Contributed Business.

     "Lake Charles Facility" means the Plant Site, Plant and Pipeline (each as defined in the Lake Charles Lease).

     "Lake Charles Lease" means that certain Lease dated May 15, 1998 between OCC and Occidental Chemical Sub with respect to the Lake Charles Leased Assets.

     "Lake Charles Leased Assets" means all of the tangible assets and properties, real, personal or mixed, used or held for use in the contemplated operation and conduct of the Contributed Business at the Lake Charles Facility, excluding the Lake Charles Transferred Assets and any Excluded Assets listed in
Schedule 2.2(h).

     "Lake Charles Transferred Assets" means those Assets set forth in the schedule to Exhibit C.

     "Leased Premises" means, generally, the premises described in the Leases and specifically, with respect to the Lake Charles Lease, the Lake Charles Leased Assets.

     "Leaseholds" means all right, title and interest of a Contributor and any Affiliate thereof under the Leases, for the use and occupancy of the Leased Premises, together with all buildings, structures, fixtures and other improvements situated thereon and, all rights and interests of such Contributor and any Affiliate thereof under all easements, privileges, rights-of-way, riparian and other water rights, appurtenances and licenses pertaining to the Leases or accruing to the benefit of the tenant under the Leases.

     "Leases" means the Lake Charles Lease and the leases and subleases, all amendments thereto and all agreements related thereto described on Schedule 2.1(b).

     "Legal Requirement" means any law, statute, rule, ordinance, decree, requirement, regulation, order or judgment of any Authority, including the terms of any Government License.

     "Liability" is defined in Section 6.2(a).

     "Licensed Technology" means the technology licensed to the Partnership pursuant to the Master Intellectual Property Agreement.

     "Licensed Trademarks" means the trademarks licensed to the Partnership pursuant to the Master Intellectual Property Agreement.

     "Lowest Cost Response" means the response required or allowed under HSE Laws that addresses the Chemical Substances present at the lowest cost (considered as a whole taking into consideration any negative impact such response may have on the conduct of the Contributed Business and any potential additional costs or liabilities that may arise as a result of such response) as compared to any other response that is consistent with HSE Laws. Taking no action shall constitute the Lowest Cost Response if, after investigation, taking no action is determined to be consistent with HSE Laws. If taking no action is not consistent with HSE Laws, the least costly non-permanent remedy (such as mechanisms to contain or stabilize Chemical Substances, including caps, dikes, encapsulation, leachate collection systems, etc.) shall be the Lowest Cost Response, provided that such non-permanent remedy is consistent with HSE Laws and less costly than the least costly permanent remedy (such as the excavation and removal of soil).

     "Master Intellectual Property Agreement" is defined in Section 2.7.

     "Master Transaction Agreement" is defined in the second WHEREAS clause.

     "Material Adverse Effect" means any adverse circumstance or consequence that, individually or in the aggregate, has an effect that is material to the financial condition, results of operations, assets or business of the Contributed Business or the Assets, taken as a whole.

     "Merger" is defined in the sixth WHEREAS clause.

     "Mirror Plan" is defined in Section 2.8(g).

     "Non-Plant Employees" is defined in Section 2.8(b).

     "Non-Union Employee" is defined in Section 2.8(g).

     "OCC" is defined in Section 2.7.

     "Occidental" is defined in the first WHEREAS clause.

     "Occidental Chemical Sub" is defined in the first paragraph of this Agreement.

     "Occidental's Qualified Plan" is defined in Section 2.8(g).

     "Operating Agreement" means that certain Operating Agreement, dated May 15, 1998, between OCC and the Partnership.

     "Oxy CH" is defined in the first WHEREAS clause.

     "Oxy CH Sub" is defined in the first paragraph of this Agreement.

     "Oxy CH Sub Assumption Agreement" is defined in Section 1.8.

     "Oxy Petrochemicals" is defined in the first paragraph of this Agreement.

     "Oxy Petrochemicals Common Stock" is defined in Section 1.5(a).

     "Partnership" is defined in the first paragraph of this Agreement.

     "Partnership Benefit Plans" is defined in Section 2.8(g).

     "Partnership Employees" is defined in Section 28(a).

     "Partnership 401(k) plan is defined in Section 2.8(g).

     "Partnership Governance Committee" shall have the meaning assigned to it in the Amended and Restated Agreement of Limited Partnership of the Partnership.

     "Patent Assignment" is defined in Section 2.3(a).

     "PCBs" is defined in this Section in the definition of "Chemical
Substance".

     "PDG Chemical" is defined in the first paragraph of this Agreement.

     "PDG Plan" is defined in Section 2.8(h).

     "PD Glycol" is defined in the fifth WHEREAS clause.

     "Partnership Assumption Agreement" is defined in Section 2.5(b).

     "Person" means any natural person or any corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization.

     "Pipeline" means pipe and related equipment used primarily for the transportation of ethylene and propylene in connection with the Contributed Business, but excluding pipe and related equipment located within the property boundaries of facilities not part of the Contributed Business.

     "Pre-Closing Contingent Liabilities" means all Liabilities of every kind and nature arising out of, in connection with or related to the ownership, operation or use prior to the Closing Date of the Assets or the Contributed Business other than the Liabilities referred to in Sections 2.5(a)(i), (ii),
(iii),  (vii) and (ix).

     "Prepaid Expenses" means the balances in the prepaid accounts consistent with GAAP of a Contributor or its Affiliates, as of the Closing Date, that are associated with the Contributed Business and that will have value to the Partnership in owning and operating the Contributed Business after the Closing Date.

     "PRA" is defined in Section 2.8(g).

     "Property Tax" is defined in Section 7.2(c).

     "PSA" is defined in Section 2.8(g).

     "Related Agreements" means the Master Transaction Agreement, Tier 1 Related Agreements (other than this Agreement) and Tier 2 Related Agreements, as such terms are defined in the Master Transaction Agreement.

     "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, dumping, discharge, dispersal, leaching, escaping, emanation or migration of any Chemical Substance in, into or onto the Environment of any kind whatsoever, including the movement of any Chemical Substance through or in the Environment, exposure of any type in any workplace, any release as defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other HSE Law and any noxious noise or odor emission.

     "SEC Reports" means (i) the 1996 Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q for the first three quarters of 1997 of Occidental required to be filed with the Securities and Exchange Commission or
(ii) if filed by Occidental on or prior to the date of this Agreement, its 1997 Annual Report on Form 10-K.

     "Secretary of State" is defined in Section 1.3(b).

     "Seven Year PCCL Claims" means Third Party Claims (other than any De Minimis Claim) related to Pre-Closing Contingent Liabilities that have been or are asserted within seven years after the Closing Date.

     "SIP" is defined in Section 2.8(g).

     "STIF" is defined in Section 2.8(h).

     "Stores Inventory" means the inventory of spare parts, excluding Capital Spares, that are used by a Contributor or any Affiliate thereof in the Contributed Business and owned by such Contributor or any Affiliate thereof as of the Closing Date and that consist of items that generally can be used for several processes or types of equipment, including, but not limited to, such items as pumps, motors, pipe fittings, electrical wiring, instruments, nuts and bolts, unfabricated metals, safety items, small hand tools and other miscellaneous repair parts or supplies. Stores Inventory shall include any reserve for slow moving or obsolete materials and supplies, and for any inventory volume or price adjustments.

     "Surviving Partnership" is defined in Section 1.1.

     "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, severance and stamp taxes (including any interest, fines, penalties or additions attributable to, or imposed on or with respect to, any such taxes, charges, fees, levies or other assessments).

     "Third Party Claim" means any allegation, claim, civil or criminal action, proceeding, charge or prosecution brought by a Person other than a Contributor, any Affiliate thereof, the Partnership, any member of the Millennium Group (as defined in the Master Transaction Agreement), any member of the Lyondell Group (as defined in the Master Transaction Agreement) or any member of the Occidental Group (as defined in the Master Transaction Agreement).

     "Trade Accounts Payable" means, as of the Closing Date, all current trade accounts payable and current accrued expenses, including salaries and wages due to Partnership Employees that are generated by and result from the execution by the Contributors and their Affiliates of normal and customary payment and month-end closing processes prior to the Closing Date. Trade Accounts Payable includes unpaid invoices or accruals for services, materials, supplies, feedstocks and products received in the ordinary course of business prior to the Closing Date and which are attributable to the Contributed Business. Trade Accounts Payable shall not include any payments due to an Affiliate of the Contributors including any payments due for services, rent, overhead or similar items.

     "Trademarks" means trade names, trademarks, trademark registrations or trademark applications, copyrights, copyright applications or copyright registrations or any derivative thereof or design used in connection therewith.

     "Trademark License" is defined in Section 2.3(a).

     "Transition Employees" is defined in Section 2.8(d).

     "Unrecorded Assets" means all (i) right, title and interest in customer lists, customer credit information (to the extent neither a Contributor nor any Affiliate thereof is bound to any confidentiality obligation with respect thereto), customer payment histories and credit limits, vendor lists, catalogs, and (ii) right, title and interest in Intellectual Property to the extent used or contemplated for use principally in the normal operation and conduct of (or to the extent under development for use principally in the normal operation and conduct of) or the marketing or promotion of, the Contributed Business.

     "WARN" is defined in Section 28(f).

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


                              OCCIDENTAL PETROCHEM PARTNER 1, INC.,
                              a Delaware corporation


                              By:      /s/    John W. Morgan
                                 -------------------------------------------
                              Name:           John W. Morgan
                              Title:          Vice President


                              OCCIDENTAL PETROCHEM PARTNER 2, INC.,
                              a Delaware corporation



                              By:      /s/    John W. Morgan
                                   -----------------------------------------
                              Name:           John W. Morgan
                              Title:          Vice President


                              OXY PETROCHEMICALS INC.,
                              a Delaware corporation



                              By:      /s/   R.J. Schuh
                                   -----------------------------------------
                              Name:          R.J. Schuh
                              Title:         Executive Vice President


                              PDG CHEMICAL INC.,
                              a Delaware corporation



                              By:      /s/   R.J. Schuh
                                   -----------------------------------------
                              Name:          R.J. Schuh
                              Title:         President


    [Signature Page of Agreement and Plan of Merger and Asset Contribution]

                              EQUISTAR CHEMICALS, LP,
                              a Delaware limited partnership



                              By:       /s/   Eugene R. Allspach
                                   -----------------------------------------
                              Name:           Eugene R. Allspach
                              Title:          President and Chief Operating
                                              Officer



    [Signature Page of Agreement and Plan of Merger and Asset Contribution]

                                   Schedule A

                              Contributed Business

     "Contributed Business" means the Contributors' business of owning, leasing and operating manufacturing facilities and related assets for the production of olefins, olefins co-products and certain ethylene derivatives (including ethylene, propylene, butadiene and mixed butylenes, benzene, mixed C5 hydrocarbons, ethylene oxide, ethylene glycol, glycol ethers and ethanolamines) and the Contributors' right, title and interest in certain transportation, equipment, storage facilities and rights of way used in connection with the foregoing products. The manufacturing facilities listed below are included in the Contributed Business in addition to: (i) a fifty percent interest in a limited partnership known as PD Glycol which owns manufacturing facilities located at 3510 Gulf States Road, Beaumont, TX 77701, the remaining fifty percent interest in which is owned by E. I. du Pont de Nemours and Company pursuant to a Partnership Agreement, dated as of April 30, 1987, by and among PDG Acquisition Company, E. I. du Pont de Nemours and Company and PPG Chemicals Inc., as amended.

          The products and Effective Annual Capacities of the Beaumont facility/1/ are as follows:

                                    Effective Annual
Site                  Product           Capacity
----                  -------       ----------------
Beaumont, TX      Ethylene Oxide    657 MM#/Yr
                  Ethylene Glycol   910 MM#/Yr; and

(ii) a leasehold interest to be conveyed to the partnership covering the facility described below, together with its Effective Annual Capacity:

                                                Effective Annual
Site                              Product           Capacity
----                              -------       ----------------
Lake Charles                   Ethylene            850 MM#/Yr
4300 State Highway 108,        Propylene (PG)      200 MM#/Yr
South Sulphur, LA  70633

     The other facilities (with their respective Effective Annual Capacities) are as follows:

--------------
/1/ The Effective Annual Capacities listed for Beaumont are for the entire facility and not just PD Glycol's 50% interest.

                                                      Effective Annual
Site                                   Product            Capacity
----                                   -------        ----------------
Bayport                            Ethylene Oxide        750 MM#/Yr
5761 Underwood Road                Ethylene Glycol       650 MM#/Yr
Pasadena, TX  77507                Glycol Ethers         180 MM#/Yr
                                   Ethanolamines          45 MM#/Yr

                                   Ethylene            1,178 MM#/Yr
Chocolate Bayou                    Propylene (CG)        725 MM#/Yr
FM 2917                            Butadiene             150 MM#/Yr
(12 Miles south of Alvin, TX)      Benzene               105 MMGal/Yr
Alvin, TX  77512                   MTBE                  190 MMGal/Yr

Corpus Christi                     Ethylene            1,682 MM#/Yr
1501 McKenzie Road at              Propylene (PG)        664 MM#/Yr
 Highway 44                        Butadiene             195 MM#/Yr
Corpus Christi, TX  78410          Benzene                79 MMGal/Yr
                                   MTBE                  165 MM#/Yr


The transportation equipment and storage facilities included in the Contributed Business consist of the Contributors' interests in approximately 738 rail cars (subject to operational adjustments) used exclusively in connection with the manufacture and distribution of the products described above, ethylene and propylene storage facilities in Markham, Texas, and more than 950 miles of feedstock and finished product pipelines, related facilities and rights of way serving the foregoing manufacturing facilities and located across south Texas and southwestern Louisiana.

                                Schedule 2.1(a)

                                 Fee Interests

1.   Bayport
     5761 Underwood Road
     Pasadena, TX 77507

2.   Chocolate Bayou
     12 miles south of Alvin, Texas, on F.M. 2917
     Alvin, TX 77512
     (land adjacent to the facility).

3.   a. Corpus Christi
        1501 McKenzie Road @ Highway 44
        Corpus Christi, TX 78410

     b. Land adjacent to the Corpus Christi Ship Channel and which is not contiguous to the plant site.

4.   The office building located at 2947 E. Broadway, Pearland, TX 77581.

5. Various parcels of real property upon which portions of the Pipeline are located excepting any real property related to the Lake Charles Facility.

                                Schedule 2.1(b)

                                     Leases


1.   Chocolate Bayou

     a. Sublease Agreement, dated June 9, 1987, between E.I. du Pont de Nemours and Company and Cain Chemical Inc. (facility ground lease).

     b. Agreement for Office Lease and Facilities Services, effective May 1, 1995, between Occidental Chemical Corporation and Lyondell Petrochemical Company.

     c. Tank Sites Lease Agreement, dated April 1, 1987, between Monsanto Company and E. I. du Pont de Nemours and Company, Inc.

     d. Grazing Lease, dated December 22, 1992, between Oxy Petrochemicals Inc. and Vernon Gray.

2.   Corpus Christi

     a. Lease Intended for Security, Corpus Christi Ethylene Cracking Facility, dated December 18, 1991, among Occidental Chemical Corporation, as Lessee, The Institutions Listed on Schedule I thereto, as Lessors, Norwest Bank Minnesota, N.A., as Agent and Chemical Bank and The Bank of Nova Scotia, as Information Agents.

     b. Farm Lease Agreement, dated December 15, 1996, between Oxy Petrochemicals Inc. and George W. Hoelscher.

     c. Farm Lease Agreement, dated December 15, 1996, between Oxy Petrochemicals Inc. and Thomas Kocurek, Richard Kocurek and Charles Kocurek.

     d. Farm Lease Agreement, dated December 15, 1996, between Oxy Petrochemicals Inc. and Roy Smith.

     e. Lease Agreement, dated September 30, 1996, between Occidental Chemical Corporation and Calallen Independent School District.

     f. Lease Agreement, dated January 1, 1997, between Occidental Chemical Corporation and Northwest Corpus Christi Girls Softball League.

     g. Lease Agreement, dated November 9, 1995, between Occidental Chemical Corporation and Northwest Pony League.

     h. Lease Agreement, dated February 19, 1997, between Occidental Chemical Corporation and South Texas Adult Baseball League.

     i. Lease Agreement, dated September 27, 1996, between Occidental Chemical Corporation and Tuloso-Midway Independent School District.

     j. Lease Agreement, dated January 1, 1997, between Occidental Chemical Corporation and C.C. Girls Fast Pitch, Inc.

3.   Pipeline

     a. Pipeline Lease Agreement, commencing January 1. 1995, between Oxy Petrochemicals Inc. and Amoco Pipeline Company.

     b. Pipeline Lease, commencing May 1, 1996, between West Texas Gas, Inc. and Oxy Petrochemicals Inc.

     c. Partial Sublease and Assignment, dated March 1, 1977, between Texas Brine Corporation and Corpus Christi Petrochemical Company.

     d. Modification of Pipeline Corridor Agreement, dated March 18, 1996, among Exxon Pipeline Company, Friendswood Development Company and Oxy Petrochemicals Inc.

     e. Agreement, effective as of January 1, 1992, between Amoco Chemical Company and Oxy Petrochemicals Inc. (storage of propylene and use of pipeline between Chocolate Bayou and Stratton Ridge).

                                Schedule 2.1(d)

                                   Equipment

The equipment set forth in the Equipment list dated as of April 1, 1998, and on Attachment "A" of this Schedule. Any item appearing on both Schedule 2.1(d) and
Schedule 2.2(h) shall be an Excluded Asset.

                                 Attachment "A"



[Delivered by the Contributors and on file with the Partnership]

                                Schedule 2.1(k)

                            Contributed Subsidiaries



None.

                                Schedule 2.2(c)

                   Names, logos, tradenames, trademarks, etc.

All trade names, logos, trademarks and any derivative thereof or design used in connection therewith of the following:

     OXY (word and design)
     OxyChem
     Occidental
     Occidental Chemical
     OXY Petrochemicals

                                Schedule 2.2(h)

                            Certain Excluded Assets

1.   Leases

     a) Lease Agreement dated March 1, 1996, between Copano Ranch, Inc. and Occidental Chemical Corporation for approximately 50 acres of waterfront property; and

     b) Lease Agreement dated August 18, 1987 between Greenway Plaza, Ltd. and Cain Chemical Inc., and all subsequent amendments for office space under lease at property commonly known as Five Greenway Plaza, Houston, Texas.

2. Contributors' policy and procedure manuals which are not used in or do not pertain to the Contributed Business or its facilities.

3. Any files, records, descriptions, drawings and technical manuals which are not used in or do not pertain to the Contributed Business or its facilities.

4. All systems, equipment and software constituting any part of or residing in the Occidental Petroleum Corporation Data Center (Tulsa, OK).

5. Claims against third parties outstanding as of the Closing Date which do not relate to the Assumed Liabilities, including, without limitation:

     a) December 28, 1996 turbine failure and subsequent fire at the Bayport facility; and

     b) January 13, 1997 outage at the Lake Charles facility.

6. Receivables relating to returned insurance premiums in respect of the operations of the Contributed Business prior to Closing Date.

7. Potential subrogation receipts from litigation related to December 28, 1996 turbine failure and subsequent fire at the Bayport facility.

8. 17.5 mile pipeline right of way corridor owned by OxyChem between Mount Belvieu and Deer Park.

9. Subject to the Pipeline Acquisition Agreement between OCC and the Partnership dated May 15, 1998, rights of the Contributors or any Affiliates in respect of the approximately 65 mile 4" cyclohexane pipeline from the Ingleside, Texas chemical manufacturing facility owned by OCC to the Bloomington, Texas Chemical manufacturing facility owned by E. I. du Pont de Nemours and Company.

10.  Various contracts that meet the description in Section 2.9(b).

11. Service Repertory License Agreement dated December 31, 1997 between Copyright Clearance Center, Inc. and Occidental Petroleum Corporation.

12. Amended and Restated Ethylene Sales Agreement by and between Oxymar and Occidental Chemical Corporation dated August 31, 1990.

13. The following retrospectively rated insurance policies issued by Companies of the American International Group to Cain Chemicals Inc. for the period April 30, 1987 to July 1, 1988:

               Auto Liability         AL 526-5274
               General Liability      GL 501-0646
               General Liability      GL 501-0645
               Workers' Comp          WC 524-6180
               Workers' Comp          WC 524-5688

                              Schedule 2.5(a)(vii)

                          Obligations for Indebtedness


1. Lease Intended for Security, dated as of December 18, 1991, among Occidental Chemical Corporation, as Lessee, The Institutions Listed on
     Schedule I thereto, as Lessors, Norwest Bank Minnesota, N.A., as Agent and Chemical Bank and The Bank of Nova Scotia, as Information Agents, as amended and supplemented.

2. Leveraged Lease Financing of Certain Hopper and Tank Cars, dated as of December 14, 1990, among Occidental Chemical Corporation, as Lessee, NYNEX Credit Company, as Owner Participant, Sun Life Insurance Company of America, as Loan Participant, Occidental Petroleum Corporation, as Guarantor, The Connecticut National Bank, as Owner Trustee and Mercantile-Safe Deposit & Trust Company, as Indenture Trustee, as amended and supplemented.

3. Participation Agreement dated as of January 25, 1995, among Oxy Petrochemicals Inc., Lessee, Norlease Inc., Owner Participant, Norwest Bank of Minnesota, N.A., as Owner Trustee, Principal Mutual Life Insurance Company, Loan Participant, Occidental Petroleum Corporation, Guarantor and Manufacturers and Traders Trust Company, as Indenture Trustee, as amended and supplemented.

4. Lease Intended for Security, dated as of March 28, 1994, between Occidental Chemical Corporation, as Lessee, and Pitney Bowes Credit Corporation, as Lessor, as amended and supplemented.

                               Schedule 2.5(a)(x)

                         Assumed Long-Term Liabilities


Post-retirement benefit plan funding obligations applicable to all the employees of the Contributed Business, but excluding (except the defined benefit pension plan applicable to the Beaumont facility) all defined benefit pension plans and defined contribution pension plans.

                                Schedule 2.8(b)

                                Basic Severance

The following schedule of Basic Severance provides enhanced benefits contingent on the execution by the Employee of a separation agreement, the terms of which shall be mutually acceptable to Occidental, the Contributors and the
Partnership:


                                 WEEKS OF BASE PAY    WEEKS OF BASE PAY
                                      WITHOUT          WITH SEPARATION
       YEARS OF SERVICE              SEPARATION       AGREEMENT (A&B)
                                   AGREEMENT (A)

0-6 months                               5                  13
6 months - 1 year                        6                  14
1 year                                   6                  14
2 years                                  7                  15
3 years                                  8                  16
4 years                                  9                  17
5 years                                 10                  18
6 years                                 11                  19
7 years                                 12                  20
8 years                                 13                  21
9 years                                 14                  22
10 years                                15                  23
11 years                                16                  24
12 years                                17                  25
13 years                                18                  26
14 years                                19                  27
15 years                                20                  28
16 years                                22                  30
17 years                                24                  32
18 years                                26                  34
19 years                                28                  36
20 years                                30                  38
21 years                                32                  40
22 years                                34                  42
23 years                                36                  44
24 years                                38                  46
25 years                                52                  60
MAXIMUM PAY                             52                  60
A. Outplacement Assistance           3 months            6 months
   up to a maximum of

                                 WEEKS OF BASE PAY    WEEKS OF BASE PAY
                                      WITHOUT          WITH SEPARATION
       YEARS OF SERVICE              SEPARATION       AGREEMENT (A&B)
                                   AGREEMENT (A)

B.Transition allowance in               N/A              Applicable
  an amount of 10% of
  base pay up to a
  maximum of $6,500
  (including any gross- up
  for taxes).

                                   Schedule 3

                Exceptions to the Representations and Warranties


3.1  None.

3.2  None.

3.3  See Attachment A to Schedule 3.

3.4 (a) (ii), (iii) and (iv) Contributors have been served with a civil investigative demand from the US Department of Justice requesting documents concerning the exchange of salary and benefit information between petrochemical plants in Texas and Louisiana for non-exempt employees and engineers.

          (ii), (iii) and (iv) Contributors have been improperly served with a subpoena in the Todd v. Exxon antitrust class action requesting documents regarding the exchange of salary information between chemical companies for salaried, nonunion employees. Contributors are not currently a party to the above referenced class action.

     (b)  None.

     (c)  None.

3.5  (a)  None.

     (b) Lease Intended for Security, Corpus Christi Ethylene Cracking Facility, dated December 18, 1991, among Occidental Chemical Corporation, as Lessee, The institutions listed on Schedule I thereto, as Lessors, Norwest Bank Minnesota, N.A., as Agent and Chemical Bank and The Bank of Nova Scotia, as Information Agents, as amended and supplemented.

     (c) Lease Intended for Security, Corpus Christi Ethylene Cracking Facility, dated December 18, 1991, among Occidental Chemical Corporation, as Lessee, the institutions listed on Schedule I thereto, as lessors, Norwest Bank Minnesota, N.A., as Agent and Chemical Bank and The Bank of Nova Scotia, as Information Agents, as amended and supplemented.

          Occidental Chemical Corporation and CITGO Refining Company are currently engaged in discussions regarding the ownership of the following assets listed on the Corpus Christi equipment list:

          MIC6 6" meter Champlin
          MIC8 6" meter Champlin
          MIC9 6" meter Champlin
          MIC10 6" meter Champlin
          MIC11 10" meter Champlin
          MIC12 10" meter Champlin

3.6 Partial Sublease and Assignment between Texas Brine Corporation and Corpus Christi Petrochemical Company, dated March 1, 1997.

     Pipeline Lease Agreement, commencing January 1, 1995, between Oxy Petrochemicals Inc. and Amoco Pipeline Company.

3.7  None.

3.8  None.

3.9  None.

3.10 Excepting the Excluded Assets.

3.11 The butadiene unit boilers at the Corpus Christi facility are not in compliance with permit number TNRCC-C-6745B. The facility has requested an amendment to the permit.

     The Glycol Unit II at the Beaumont facility is not in compliance with TNRCC permit number 8639A. The facility has requested an amendment to the permit.

3.12 Contributors have been notified of claims involving potential liability for remediation and response costs, natural resources damages and third party claims arising out of alleged contamination of the Calcasieu Estuary.

     Contributors have been served with a civil investigative demand from the US Department of Justice requesting documents concerning the exchange of salary and benefit information between petrochemical plants in Texas and Louisiana for nonexempt employees and engineers.

     Contributors have been improperly served with a subpoena in the Todd v. Exxon antitrust class action requesting documents regarding the exchange of salary information between chemical companies for salaried, nonunion employees. Contributors are not currently a party to the above referenced class action.

3.13 Not applicable.

3.14 None.

3.15 Not applicable.

3.16 (a) (i) The butadiene unit boilers at the Corpus Christi facility are not in compliance with permit number TNRCC-C-6745B. The facility has requested an amendment to the permit.

          (ii) The Glycol Unit II at the Beaumont facility is not in compliance with TNRCC permit number 8639A. The facility has requested an amendment to the permit.

          (iii) Contributors have been notified of claims involving potential liability for remediation and response costs, natural resources damages and third party claims arising out of alleged contamination of the Calcasieu Estuary.

     (b) Contributors have been notified of claims involving potential liability for remediation and response costs, natural resources damages and third party claims arising out of alleged contamination of the Calcasieu Estuary.

     (c) The butadiene unit boilers at the Corpus Christi facility are not in compliance with permit number TNRCC-C-6745B. The facility has requested an amendment to the permit.

         The Glycol Unit II at the Beaumont facility is not in compliance with TNRCC permit number 8639A. The facility has requested an amendment to the permit.

     (d) Contributors have been notified of claims involving potential liability for remediation and response costs, natural resources damages and third party claims arising out of alleged contamination of the Calcasieu Estuary.

     (e) The Agreed Order, Docket No. 95-0386-AIR-E, In the Matter of an Enforcement Action Concerning Occidental Chemical Corporation, Account No. NE-0051-B.

     3.17 Not applicable.

                                   Appendix A

                         Dispute Resolution Procedures


     (1) Binding and Exclusive Means. The dispute resolution provisions set forth in this Appendix A shall be the binding and exclusive means to resolve all disputes arising under this Agreement (each a "Dispute").

     (2) Standards and Criteria. In resolving any Dispute, the standards and criteria for resolving such dispute shall, unless the Contributors and the Partnership in their discretion jointly stipulate otherwise, be as set forth in Appendix 1 to this Appendix A.

     (3) ADR and Binding Arbitration Procedures. If a Dispute arises, the following procedures shall be implemented:

     (a) Any party to this Agreement may at any time invoke the dispute resolution procedures set forth in this Appendix A as to any Dispute by providing written notice of such action to the other party or parties to the Dispute, who within five Business Days after such notice shall schedule a meeting to be held in Houston, Texas between the parties. The meeting shall occur within 10 Business Days after notice of the meeting is delivered to the other party or parties. The meeting shall be attended by representatives of each party having decision-making authority regarding the Dispute as well as the dispute resolution process and who shall attempt in a commercially reasonable manner to negotiate a resolution of the Dispute.

     (b) The representatives of the parties shall cooperate in a commercially reasonable manner and shall explore whether techniques such as mediation, minitrials, mock trials or other techniques of alternative dispute resolution might be useful. In the event that a technique of alternative dispute resolution is so agreed upon, a specific timetable and completion date for its implementation shall also be agreed upon. The representatives will continue to meet and discuss settlement until the date (the "Interim Decision Date") that is the earliest to occur of the following events: (i) an agreement shall be reached by the parties resolving the Dispute; (ii) one of the parties shall determine and notify the other party in writing that no agreement resolving the Dispute is likely to be reached; (iii) if a technique of alternative dispute resolution is agreed upon, the completion date therefor shall occur without the parties having resolved the Dispute; or (iv) if another technique of alternative dispute resolution is not agreed upon, two full meeting days (or such other time period as may be agreed upon) shall expire without the parties having resolved the Dispute.

     (c) If, as of the Interim Decision Date, the parties have not succeeded in negotiating a resolution of the dispute pursuant to subsection (b), the parties shall proceed under subsections (d), (e) and (f).

     (d) After satisfying the requirements above, such Dispute shall be submitted to mandatory and binding arbitration at the election of any party involved in the Dispute (the

"Disputing Party"). The arbitration shall be subject to the Federal Arbitration Act as supplemented by the conditions set forth in this Appendix. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date the notice of arbitration is served, other than as specifically modified herein. In the absence of an agreement to the contrary, the arbitration shall be held in Houston, Texas. The Arbitrator (as defined below) will allow reasonable discovery in the forms permitted by the Federal Rules of Civil Procedure, to the extent consistent with the purpose of the arbitration. During the pendency of the Dispute, each party shall make available to the Arbitrator and the other parties all books, records and other information within its control requested by the other parties or the Arbitrator subject to the confidentiality provisions contained herein, and provided that no such access shall waive or preclude any objection to such production based on any privilege recognized by law. Recognizing the express desire of the parties for an expeditious means of dispute resolution, the Arbitrator may limit the scope of discovery between the parties as may be reasonable under the circumstances. In deciding the substance of the parties' claims, the laws of the State of Delaware shall govern the construction, interpretation and effect of this Agreement (including this Appendix) without giving effect to any conflict of law principles. The arbitration hearing shall be commenced promptly and conducted expeditiously, with each party involved in the Dispute being allocated an equal amount of time for the presentation of its case. Unless otherwise agreed to by the parties, the arbitration hearing shall be conducted on consecutive days. Time is of the essence in the arbitration proceeding, and the Arbitrator shall have the right and authority to issue monetary sanctions against any of the parties if, upon a showing of good cause, that party is unreasonably delaying the proceeding. To the fullest extent permitted by law, the arbitration proceedings and award shall be maintained in confidence by the Arbitrator and the parties.

     (e) The Disputing Party shall notify the American Arbitration Association ("AAA") and the other parties involved in the Dispute in writing describing in reasonable detail the nature of the Dispute (the "Dispute Notice"). The arbitrator (the "Arbitrator") shall be selected within 15 days of the date of the Dispute Notice by all of the parties from the members of a panel of arbitrators of the AAA or, if the AAA fails or refuses to provide a list of potential arbitrators, of the Center for Public Resources and shall be experienced in commercial arbitration. In the event that the parties are unable to agree on the selection of the Arbitrator, the AAA shall select the Arbitrator, using the criteria set forth in this Appendix, within 30 days of the date of the Dispute Notice. In the event that the Arbitrator is unable to serve, his or her replacement will be selected in the same manner as the Arbitrator to be replaced. The Arbitrator shall be neutral. The Arbitrator shall have the authority to assess the costs and expenses of the arbitration proceeding (including the arbitrators', and attorneys' fees and expenses) against any or all parties.

     (f) The Arbitrator shall decide all Disputes and all substantive and procedural issues related thereto, and shall enforce this Agreement in accordance with its terms. Without limiting the generality of the previous sentence, the Arbitrator shall have the authority to issue injunctive relief; however, the Arbitrator shall not have any power or authority to (i) award consequential, incidental, indirect or punitive damages or (ii) amend this Agreement. The Arbitrator shall render the arbitration award, in writing, within 20 days following the completion of the arbitration hearing, and shall set forth the reasons for the award. In the event that the Arbitrator awards monetary damages in favor of either party, the Arbitrator must certify in the award that no indirect, consequential, incidental, indirect or punitive damages are included in such award. If the Arbitrator's decision results in a monetary award, the interest to be granted on such award, if any, and the rate of such interest shall be determined by the Arbitrator in his or her discretion. The arbitration award shall be final and binding on the parties, and judgment thereon may be entered in any court of competent jurisdiction, and may not be appealed except to the extent permitted by the Federal Arbitration Act.

          (4) Continuation of Business. Notwithstanding the existence of any Dispute or the pendency of any procedures pursuant to this Appendix A, the parties agree and undertake that all payments not in dispute shall continue to be made and all obligations not in dispute shall continue to be performed.

                                   Appendix 1


     (a) First priority shall be given to maximizing the consistency of the resolution of the Dispute with the satisfaction of all express obligations of the parties and their Affiliates as set forth in the Agreement.

     (b) Second priority shall be given to resolution of the Dispute in a manner which best achieves the objectives of the business activities and arrangements under the Agreement and permits the parties to realize the benefits intended to be afforded thereby.

     (c) Third priority shall be given to such other matters, if any, as the parties or the Arbitrator shall determine to be appropriate under the circumstances.